Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SECURE COMPUTING CORPORATION,

PEACH ACQUISITION CORP.,

CIPHERTRUST, INC.,

AND

CT SHAREHOLDERS’ REPRESENTATIVE LLC, AS

SHAREHOLDER REPRESENTATIVE

DATED AS OF JULY 11, 2006

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(Continued)

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INDEX OF EXHIBITS

Exhibit A	Form of Company Shareholder Consent

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Legal Opinion of Heller Ehrman LLP

Exhibit D	Form of Legal Opinion of King & Spalding LLP

Exhibit E	Form of Parent Employment Agreement

Exhibit F	Form of Parent Noncompetition Agreement

Exhibit G	Form of Letter of Transmittal

Exhibit H	Form of CEO/CFO Certification

Exhibit I	Form of Questionnaire

Exhibit J	Form of Lock Up Agreement

Exhibit K	Form of Company Preferred B Stock Lock Up Agreement

Exhibit L	Form of Merger Note

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of July 11, 2006, among SECURE COMPUTING CORPORATION, a Delaware corporation (“Parent”), PEACH ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), CIPHERTRUST, INC., a Georgia corporation (the “Company”) and CT Shareholders’ Representative LLC, a Georgia limited liability company, as Shareholder Representative (the “Shareholder Representative”). Parent, the Company, Merger Sub and the Shareholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger (as defined in Section 1.2) is in furtherance of and consistent with their respective long-term business strategies and is in the best interests of their respective stockholders and shareholders;

WHEREAS, the Company Board has (i) approved and declared advisable this Agreement, (ii) approved the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the shareholders of the Company approve this Agreement and the Merger;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently herewith certain shareholders of the Company have executed a written consent of shareholders adopting this Agreement and approving the Merger as of the date hereof (the “Company Shareholder Consent”), in the form of the attached Exhibit A, pursuant to which, among other things, each such shareholder has voted in favor of this Agreement and the Merger;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).

“Acquisition Proposal” has the meaning set forth in Section 4.3.

“Action” has the meaning set forth in Section 2.11(a).

“Agreement” has the meaning set forth in Section 1.3.

“Articles of Merger” has the meaning set forth in Section 1.3.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in San Jose, California are closed.

“Carryover Shareholders” has the meaning specified in Section 1.7(a).

“Cash Shareholders” has the meaning set forth in Section 1.7(a).

“Cash Shareholders Common Per Share Cash Amount” means the quotient obtained by dividing (A) $185,000,000 plus the Working Capital Excess, if any, plus the fair market value of the Merger Shares based on the closing sales price of the Merger Shares on the Trading Day immediately preceding the Closing Date, by (B) the Diluted Common Share Number.

“Certificate” means a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time.

“Claim” has the meaning set forth in Section 7.4(a).

“Claims Period” has the meaning set forth in Section 7.4(b)(ii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Date Payment Schedule” has the meaning set forth in Section 6.3(c).

“Closing Working Capital” means the Working Capital set forth in the Working Capital Certificate.

“COBRA” has the meaning set forth in Section 2.14(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means (a) 10,000,000, divided by (b) the number of shares of the Company’s Common Stock held by Carryover Shareholders, and the number of shares of Company Common Stock underlying Vested Options, immediately prior to the Effective Time (but excluding any Vested Options that are exercised in connection with the Merger).

“Common Per Share Cash Amount” means the quotient obtained by dividing (A) the Merger Cash Amount, by (B) the Diluted Common Share Number.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.7(a).

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means Company Common Stock and/or Company Preferred Stock.

“Company Common Stock” means common stock of the Company, par value $0.001.

“Company Contract” has the meaning set forth in Section 2.13(a).

“Company Employee Benefit Plans” has the meaning set forth in Section 2.17(a).

“Company Environmental Permits” has the meaning set forth in Section 2.18(c).

“Company Financials” has the meaning set forth in Section 2.7(a).

“Company Foreign Plan” has the meaning set forth in Section 2.17(n).

“Company IP Rights” has the meaning set forth in Section 2.15(a).

“Company Option Plan” means the Company’s 2000 Stock Option Plan, as amended.

“Company Preferred A-1 Stock” means Series A-1 Preferred Stock of the Company, par value $0.001.

“Company Preferred A-2 Stock” means Series A-2 Preferred Stock of the Company, par value $0.001.

“Company Preferred A-3 Stock” means Series A-3 Preferred Stock of the Company, par value $0.001.

“Company Preferred B Stock” means Series B Preferred Stock of the Company, par value $0.001.

“Company Preferred B Stock Lock Up Agreement” has the meaning set forth in Section 6.3(q).

“Company Preferred Stock” means the Company Preferred A-1 Stock, Company Preferred A-2 Stock, Company Preferred A-3 Stock and Company Preferred B Stock.

“Company Revenues” means revenues from the sale of the Company’s products (regardless of the trademarks or brands under which such products are marketed and sold) during the Determination Period, determined in accordance with GAAP, consistently applied with the revenue recognition policies and practices of the Company prior to the Closing (and determined without regard to any changes in revenue recognition policies or practices that may be applied by Parent or the Surviving Corporation after the Closing). Company Revenues will include a mutually agreed allocation of revenues attributable to a bundled product or service offering that includes both products of the Company and other products or services.

“Company Schedules” has the meaning set forth in the Preamble to Article II.

“Company Shareholder” means a shareholder of record of the Company immediately prior to the Effective Time, as determined in accordance with the stock transfer records of the Company.

“Company Shareholder Consent” has the meaning set forth in the Recitals.

“Company Shareholder Vote” has the meaning set forth in Section 2.4(b).

“Company Stock Option” means any stock option to purchase Company Capital Stock issued pursuant to the Company Option Plan, whether or not Vested, that is outstanding immediately prior to the Effective Time.

“Company Stock Right” means any subscription, option, warrant, equity security, partnership interest or similar ownership interest, call, right (including preemptive right), commitment or agreement of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant or enter into any of the foregoing arrangements or agreements.

“Company Subsidiaries” has the meaning set forth in Section 2.1(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Contested Claim” has the meaning set forth in Section 7.7(b).

“Damages” has the meaning set forth in Section 7.2(a).

“Deductible” has the meaning set forth in Section 7.3(b).

“Deferred Compensation Plan” has the meaning set forth in Section 2.17(o).

“Determination Period” means the one-year period beginning October 1, 2006 and ending September 30, 2007.

“Diluted Common Share Number” means, as of immediately prior to the Effective Time, the sum of (A) the number of shares of Company Common Stock outstanding, including shares issued upon conversion of the Company Preferred Stock, and (B) the number of shares of Company Common Stock underlying outstanding Vested Company Stock Options (including any Company Stock Options which become Vested as a result of the Merger, but excluding any Vested Options that are exercised in connection with the Merger).

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“Dissenting Shareholder” has the meaning set forth in Section 1.8(b).

“Earnout Amount” means the amount determined in accordance with Section 1.7(b)(i).

“Earnout Per Share Amount” means the Earnout Amount, divided by the Diluted Common Share Number.

“Effective Time” has the meaning set forth in Section 1.3.

“ERISA” has the meaning set forth in Section 2.17(a).

“ERISA Affiliate” has the meaning set forth in Section 2.17(a).

“Escrow Agent” means SunTrust Bank, as escrow agent under the Escrow Agreement, or any alternative successor agent which (A) shall be designated by Parent and the Company if designated prior to Closing and (B) shall be designated in accordance with the terms of the Escrow Agreement if designated after Closing.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit B.

“Escrow Amount” has the meaning set forth in Section 1.7(c).

“Escrow Fund” has the meaning set forth in Section 1.7(c).

“Escrow Termination Date” has the meaning set forth in Section 7.1.

“Excess Payments” has the meaning set forth in Section 1.8(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 9.2.

“Financing Agreement” has the meaning set forth in Section 6.2(d).

“Financing Commitment Letter” has the meaning set forth in Section 3.22.

“Financing Transaction” has the meaning set forth in Section 3.22.

“GAAP” has the meaning set forth in Section 2.7(a).

“Georgia Law” means the Georgia Business Corporation Code, as amended.

“Governmental Entity” means any:

(a) federal, provincial, state, local, municipal, foreign, or other government;

(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(c) multi-national organization or body; or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Material” has the meaning set forth in Section 2.18(a).

“Hazardous Materials Activities” has the meaning set forth in Section 2.18(b).

“Holders” has the meaning set forth in Section 5.3(a).

“HSR Act” means the Hart Scott Rodino Anti-trust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 5.3(e)(iii).

“Indemnifying Party” has the meaning set forth in Section 5.3(e)(iii).

“Information Statement” has the meaning set forth in Section 2.21.

“Key Employees” has the meaning set forth in Section 6.3(i).

“Knowledge” means, (A) with respect to the Company, with respect to any matter, the actual knowledge of Jay Chaudhry, Tom Williams, Anuj Grover, Paul Judge, Guru Rajan, Mike Van Bruinisse, Marty Kidder and Atri Chatterjee, in each case, after such individuals have made reasonable inquiry of the employees of the Company who manage or are otherwise responsible for the functions relevant to such matter, and (B) with respect to Parent, with respect to any matter, the actual knowledge of John McNulty, Tim Steinkopf, Mary Budge, Vince Schiavo, Mike Gallagher and Jill Putman, in each case, after such individuals have made reasonable inquiry of the employees of Parent who manage or are otherwise responsible for the functions relevant to such matter.

“Legal Requirement” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lock Up Agreement” has the meaning set forth in Section 6.3(q).

“Material Adverse Effect on the Company” has the meaning set forth in Section 2.1(a).

“Material Adverse Effect on Parent” has the meaning set forth in Section 3.1(a).

“Merger” has the meaning set forth in Section 1.2.

“Merger Cash” means cash consideration paid or payable pursuant to Section 1.7(a).

“Merger Cash Amount” means $185,000,000, plus the Working Capital Excess, if any, less the amount paid or payable to the Cash Shareholders pursuant to Section 1.7(a).

“Merger Consideration” means, collectively, the Merger Shares, the Merger Cash and the Earnout Amount.

“Merger Note” means the promissory note issued by Parent to the Carryover Shareholders in accordance with Section 1.7(b), in the form attached hereto as Exhibit L.

“Merger Note Amount” means the amounts payable to the Carryover Shareholders in accordance with the terms of the Merger Note.

“Merger Note Consideration” means Merger Note proceeds payable pursuant to the Merger Note.

“Merger Note Per Share Amount” means the Merger Note Amount divided by the number of shares of the Company’s Common Stock held by Carryover Shareholders, and the number of shares of Company Common Stock underlying Vested Options, immediately prior to the Effective Time (but excluding any Vested Options exercised in connection with the Merger).

“Merger Shares” means the shares of Parent Common Stock issued pursuant to Section 1.7(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” means common stock of Merger Sub, $0.01 par value per share.

“Most Recent Financial Statements” has the meaning set forth in Section 2.7(a).

“Notice of Claim” has the meaning set forth in Section 7.4(b).

“O.C.G.A.” means the Official Code of Georgia, as amended.

“Option Exchange Ratio” means (A) the fair market value of a share of the Company’s Common Stock as of the Effective Time, divided by (B) the closing sales price for a share of Parent Common Stock as reported on the NASDAQ National Market on the Trading Day immediately preceding the Closing Date. For this purpose, the fair market value of a share of the Company’s Common Stock will be equal to (1) the Cash Shareholders Common Per Share Cash Amount, plus (2) the Permitted Dividend per Share. Upon final determination of the Earnout Amount, the Option Exchange Ratio for each Company Stock Option then outstanding will be recalculated by taking into account the value of the Earnout Amount in the calculation of the fair market value of a share of the Company’s Common Stock. Appropriate adjustments will also be made for holders of options who are terminated without cause and who exercise their options after the Effective Time but before the final determination of the Earnout Amount.

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet” has the meaning set forth in Section 3.8.

“Parent Capital Stock” means Parent Common Stock and/or Parent Preferred Stock.

“Parent Common Stock” means common stock of Parent, $0.01 par value per share.

“Parent Contract” has the meaning set forth in Section 3.13(a).

“Parent Employee Benefit Plans” has the meaning set forth in Section 3.17(a).

“Parent Employment Agreement” has the meaning set forth in Section 6.3(i).

“Parent Environmental Permits” has the meaning set forth in Section 3.18(c).

“Parent ERISA Affiliate” has the meaning set forth in Section 3.17(a).

“Parent Financials” has the meaning set forth in Section 3.8.

“Parent Indemnified Person” has the meaning set forth in Section 7.2(a).

“Parent Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Parent Interim Financial Statements” has the meaning set forth in Section 3.8.

“Parent IP Rights” has the meaning set forth in Section 3.15(a).

“Parent Options” has the meaning set forth in Section 3.5(b).

“Parent Preferred Stock” means preferred stock of Parent, par value $0.01 per share.

“Parent Preferred A Stock” means Series A Preferred Stock of the Company, par value $0.01 per share.

“Parent Schedules” has the meaning set forth in the Preamble to Article III.

“Parent SEC Reports” has the meaning set forth in Section 3.6.

“Parent Stock Plans” has the meaning set forth in Section 3.5(b).

“Parent Subsidiaries” has the meaning set forth in Section 3.1(a).

“Party” has the meaning set forth in the Preamble.

“Pension Plans” has the meaning set forth in Section 2.17(a).

“Permitted Dividend” has the meaning set forth in Section 4.2.

“Permitted Divided per Share” means the Permitted Dividend divided by the Diluted Common Share Number.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Potential 280G Benefits” has the meaning set forth in Section 6.3(l).

“Preferred Conversion” means the conversion of shares of Company Preferred Stock in connection with the Merger and the other transactions contemplated by this Agreement.

“Proportionate Interest” applicable to each Company Shareholder as of immediately prior to the Effective Time means the proportion that the Merger Shares, Merger Cash and Earnout Amount to be issued to such Company Shareholder in respect of shares of Company Capital Stock held by such Company Shareholder immediately prior to the Effective Time bears to the Merger Shares, Merger Cash and Earnout Amount to be issued in respect of all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (calculated assuming for this purpose that there are no Dissenting Shares).

“Prospectus” has the meaning set forth in Section 5.3(b)(ii).

“Reference Date” has the meaning set forth in Section 2.9.

“Registrable Shares” has the meaning set forth in Section 5.3(a).

“Registration Exceptions” has the meaning set forth in Section 5.3(a).

“Registration Expenses” has the meaning set forth in Section 5.3(d).

“Registration Statement” has the meaning set forth in Section 5.3(a).

“SEC” means the Securities and Exchange Commission.

“Section 5.15 Indemnified Parties” has the meaning set forth in Section 5.15(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Representative” has the meaning set forth in the Preamble.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Tax” or “Taxes” has the meaning set forth in Section 2.16(a).

“Tax Return” has the meaning set forth in Section 2.16(a).

“Third-Party Claim” has the meaning set forth in Section 7.4(b)(ii).

“Trading Day” means a day on which trades occur on The Nasdaq Stock Market and for which a last sale price is reported for the Parent Common Stock.

“Transitioned Employees” has the meaning set forth in Section 5.17.

“Vest” or “Vesting” means with respect to an option, such option becoming freely exercisable without subsequent risk of forfeiture of shares exercised; and “Vested” means with respect to options, the portion of shares underlying such option which are exercisable.

“WARN Act” has the meaning set forth in Section 2.17(p).

“Welfare Plans” has the meaning set forth in Section 2.17(a).

“Working Capital” means the positive or negative number obtained by subtracting (A) the current liabilities of the Company as of the Effective Time from (B) the current assets of the Company (including cash) as of the Effective Time. The calculation of Working Capital for purposes of this Agreement shall take into account either the payment or the accrual of all Expenses incurred by the Company in connection with this Agreement and the other transactions contemplated by this Agreement.

“Working Capital Certificate” has the meaning set forth in Section 6.3(m).

“Working Capital Excess” means the dollar amount by which Working Capital is greater than $500,000.

“Working Capital Range” means a dollar amount of Working Capital greater than or equal to $200,000 and less than or equal to $500,000.

“Working Capital Shortfall” means the dollar amount by which Working Capital is less than $200,000.

1.2 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Georgia Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing Articles of Merger (or like instrument) with the Secretary of State of the State of Georgia in accordance with the relevant provisions of Georgia Law (the “Articles of Merger”) (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger and the Articles of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia on the date that all of the conditions to closing are satisfied or waived in accordance with Article VI, or at such other time, date and location as the Parties agree in writing (the “Closing Date”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation; Bylaws.

(a) At and after the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with Georgia Law.

(b) At and after the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended in accordance with the articles of incorporation of the Surviving Corporation and Georgia Law.

1.6 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement and assuming the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the Company Common Stock, the following shall occur:

(a) Conversion of Company Capital Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.8(a)) and any shares of Company Common Stock to be canceled pursuant to Section 1.7(d), will be canceled and extinguished and automatically converted (subject to Section 1.7(g)), and subject further to the conditions set forth below and throughout this Agreement, including the provisions of the Escrow Agreement attached hereto as Exhibit B), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond or other form of security, if reasonably requested by Parent in light of suspicious or unusual circumstances surrounding the loss, theft or destruction of such certificate) in the manner provided in Section 1.11) into the right to receive (A) in the case of holders of Company Common Stock set forth on Schedule 1.7(a)(i) of the Company Schedules (the “Cash Shareholders”), (x) an amount of cash equal to the Cash Shareholders Common Per Share Cash Amount and (y) an amount in cash equal to the Earnout Per Share Amount, payable in accordance with Section 1.7(b); and (B) in the case of holders of Company Common Stock set forth on Schedule 1.7(a)(ii) (the “Carryover Shareholders”), (x) a number of shares of Parent Common Stock equal to the product of (i) a share of Parent Common Stock multiplied by (ii) the Common Exchange Ratio (the “Merger Shares”), (y) an amount of cash equal to the Common Per Share Cash Amount (together with the cash payable to the Cash Shareholders, the “Merger Cash”), and (z) the right to receive payment equal to the Merger Note Per Share Amount pursuant to the terms of the Merger Note; provided, that, with respect to shares of Company Common Stock outstanding at the Closing Date, a portion of the Merger Shares and the Merger Cash into which such shares shall be converted shall be deposited into escrow pursuant to the provisions of the Escrow Agreement.

(b) Earnout Amount. As part of the Merger Consideration, Parent will pay the Earnout Amount in accordance with the provisions of this Section 1.7(b).

(i) The Earnout Amount will be determined as follows:

a) if the Company Revenues for the Measurement Period are greater than or equal to $87,800,000, then the Earnout Amount will be $10,000,000.

b) if the Company Revenues for the Measurement Period are greater than or equal to $70,240,000, but less than $87,800,000, then the Earnout Amount will be equal to (1) a fraction, the numerator of which is the excess of the Company Revenues over $70,240,000, and the denominator of which is $17,560,000, multiplied by (2) $10,000,000.

c) if the Company Revenues for the Measurement Period are less than $70,240,000, then the Earnout Amount will be $0.

(ii) Within fifteen (15) business days following the completion of the Measurement Period (i.e., on or before October 19, 2007), Parent will provide the Shareholder Representative with a certificate setting forth the Company Revenues for the Measurement Period and the calculation of the Earnout Amount (the “Certificate”).

(iii) Parent will provide the Shareholder Representative and its agents and representatives with reasonable access (with at least 48 hours prior notice) to the personnel, books and records of Parent and the Surviving Corporation to assist the Shareholder Representative in its review of Parent’s calculation of the Company Revenues.

(iv) The Shareholder Representative shall notify Parent in writing (the “Dispute Notice”) within thirty (30) days after receiving Parent’s calculation of the Company Revenues or the Earnout Amount if the Shareholder Representative disagrees with Parent’s calculation of the Company Revenues or the Earnout Amount, and such notice (if given) shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and the Shareholder Representative’s calculation of the Company Revenues and Earnout Amount.

(v) If no Dispute Notice is given within such thirty (30) day period, then Parent’s calculation of the Earnout Amount shall be final and binding upon the Parties and the Company Shareholders.

(vi) Upon receipt of a Dispute Notice, Parent and the Shareholder Representative shall negotiate in good faith to resolve any disagreement with respect to the calculation of the Company Revenues. If Parent and the Shareholder Representative are unable to agree with respect to the calculation of the Company Revenues within thirty (30) days after the date of the Dispute Notice, Parent and the Shareholder Representative shall submit their disputes to an accounting firm mutually agreed upon by Parent and the Shareholder Representative for a binding resolution within thirty (30) days thereafter. The cost of such accounting firm shall be paid one-half by Parent and one-half by the Company Shareholders.

(vii) Upon final determination of the Earnout Amount,

a) Parent will pay to each of the Cash Shareholders an amount in cash equal to the Cash Shareholder’s Proportionate Interest in the Earnout Amount; and

b) Parent will issue the Merger Note, in the form attached as Exhibit L, to the Shareholder Representative, as agent for the Carryover Shareholders. The principal amount of the Merger Note will be equal to the Earnout Amount, minus the amount of cash paid to the Cash Shareholders under (a) above.

(viii) The interest rate under the Merger Note will be equal to the interest rate payable by Parent under the note issued pursuant to the First Priority Term Loan Facility (as such term is defined in the Financing Commitment Letter) with respect to LIBOR (as such term is defined in the Financing Commitment Letter) advances as of September 30, 2007.

(ix) The Merger Note will mature and be payable upon the earlier of (a) six months after the original maturity date of the second priority facility entered into in connection with the Financing Transaction, and (b) thirty (30) days after the date on which Parent’s obligations under the credit facilities issued in connection with the Financing Transaction are repaid in full without the use of borrowed funds.

(c) Establishment of Escrow Fund. On the Closing Date, 10% of the Merger Shares and Merger Cash issuable pursuant to Section 1.7(a) hereof in respect of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (calculated assuming for this purpose that there are no Dissenting Shares) (the “Escrow Amount”), will, without any act of any Company Shareholder, and in accordance with the provisions of the Escrow Agreement attached hereto as Exhibit B, be deposited with the Escrow Agent for a period of 15 months by Parent on behalf of the Company Shareholders to secure the obligations set forth in Article VII hereof and in the Escrow Agreement. Such amount is referred to herein as the “Escrow Fund” and will be governed by the terms of the Escrow Agreement. Notwithstanding Section 1.7(a), the amount of Merger Consideration payable to any Company Shareholder on the Closing Date will be reduced by such Company Shareholder’s Proportionate Interest in the Escrow Amount. The holders of the Company Capital Stock, by virtue of the approval of this Agreement by the Company Shareholders, (i) consent to the deposit of the Escrow Amount with the Escrow Agent, and (ii) will be subject to the provisions of the Escrow Agreement. Any payments from the Escrow Fund in satisfaction of valid indemnification claims made by Parent or the Surviving Corporation pursuant to Article VII, as determined pursuant to the Escrow Agreement, shall be comprised of shares of Parent Common Stock and Merger Cash in the same proportion as such forms of consideration constitute the initial Escrow Amount.

(d) Cancellation of Company or Parent-Owned Stock. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Company Subsidiary or Parent Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(e) Stock Options. At the Effective Time, all outstanding Company Stock Options shall be treated in accordance with Section 5.1.

(f) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(g) Adjustments to Common Exchange Ratio. The Common Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h) Appointment of Representative for Merger Note. By voting to adopt the Agreement and approve the Merger, or participating in the Merger and accepting the benefits thereof, each Company Shareholder shall be deemed to have approved the designation of and designates the Shareholder Representative as the representative of the Company Shareholders and as the attorney-in-fact and agent for and on behalf of each Company Shareholder with respect to the Merger Notes and the Merger Note Consideration payable thereunder and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative with respect to the Merger Note, including the exercise of the power to: (i) give and receive notices to or from Parent relating to the Merger Note; (ii) authorize the exercise or waiver of certain provisions of the Merger Note; (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with the orders of arbiters or courts with respect to the Merger Note; and (iv) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.

(i) Fractional Shares. No fraction of a share of Parent Common Stock, fraction of a cent of Merger Cash or fraction of a cent of the Earnout Amount will be issued or paid by virtue of the Merger. Instead, (i) any fraction of a share of Parent Common Stock that would otherwise be received by a holder of Company Common Stock pursuant to Section 1.7(a) shall be aggregated and any remaining fraction of a share will be rounded down to the nearest whole share, (ii) any fraction of a cent of Merger Cash or Earnout Amount that would otherwise be received by a holder of Company Common Stock pursuant to Section 1.7(a) shall be aggregated and any remaining fraction of a cent will be rounded down to the nearest whole cent.

1.8 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that have not been voted for approval of the Merger and with respect to which such shareholders become entitled to exercise dissenters’ rights in accordance with O.C.G.A. §§ 14-2-1301 et seq. (“Dissenting Shares”), will not be converted into or represent a right to receive consideration in connection with the Merger pursuant to Section 1.7, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Georgia Law.

(b) If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration, without interest thereon, into which such Dissenting Shares would have been converted pursuant to Section 1.7(a).

(c) The Company will give Parent and Merger Sub prompt notice of any written demands or withdrawals of dissenters’ rights with regard to Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to any demands for dissenters’ rights. The Company agrees that, except with the prior written consent of Parent and Merger Sub, or as required under Georgia Law, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to O.C.G.A. §§ 14-2-1301 et seq., becomes entitled to payment of the fair value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions).

(d) Any amount paid by Parent or the Surviving Corporation to any Dissenting Shareholder(s) for Dissenting Shares pursuant to O.C.G.A. §§ 14-2-1301 et seq. in excess of the value such Dissenting Shareholder(s) would have received in the Merger for such Dissenting Shares shall constitute “Excess Payments.” Each of Parent and the Company agree that Parent shall be entitled to recover the amount of the Excess Payments from the Escrow Fund.

1.9 Surrender of Certificates.

(a) Exchange Agent. Wells Fargo Shareholder Services shall act as the exchange agent (the “Exchange Agent”) in the Merger. The Parties agree that all fees and expenses of the Exchange Agent shall be paid by Parent.

(b) Parent to Provide Common Stock. At Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable and cash payable pursuant to Section 1.7(a) (subject to the escrow provisions of Section 1.7(c)) in exchange for outstanding shares of Company Capital Stock and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.9(d).

(c) Exchange Procedures. At Closing, Parent shall cause the Exchange Agent to deliver to each holder of record (as of the Effective Time) of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.7, (together with any dividends or other distributions pursuant to Section 1.9(d)): (i) a letter of transmittal in the form attached hereto as Exhibit G (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Merger Shares, Merger Cash and Merger Note Consideration and any dividends or other distributions pursuant to Section 1.9(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor (subject in each case to the escrow provisions of Section 1.7(c)) (i) certificates representing the number of whole Merger Shares into which their shares of Company Common Stock were converted at the Effective Time, (ii) an amount of cash equal to the fraction of the Merger Cash or Merger Note Consideration into which their shares of Company Common Stock were converted at the Effective Time and any dividends or distributions payable pursuant to Section 1.9(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.9(d) as to the payment of dividends, to evidence only the ownership of the number of Merger Shares and the amount of Merger Cash and Merger Note Consideration into which such shares of Company Common Stock shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 1.9(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, in exchange therefor, without interest, certificates representing whole shares of Parent Common Stock issued, and Merger Cash and Merger Note Consideration paid and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If certificates representing Merger Shares are to be issued, or Merger Cash or Merger Note Consideration is to be paid, in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance and payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Merger Shares and payment of Merger Cash and Merger Note Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, Parent, the Surviving Corporation nor any Party shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 No Further Ownership Rights in Company Capital Stock. All Merger Shares issued and Merger Cash and Merger Note Consideration paid in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.9(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Merger Shares, Merger Cash and Merger Note Consideration into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to Section 1.7 and any dividends or distributions payable pursuant to Section 1.9(d); provided, however, that Parent may, as a condition precedent to the issuance of such certificates representing Merger Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or other form of security in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, if such requirement is reasonable in light of suspicious or unusual circumstances surrounding the loss, theft or destruction of the Certificate.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.13 Taxable Transaction. The Parties intend that the Merger and the other transactions and agreements contemplated hereby will be considered a taxable transaction for federal income tax purposes.

1.14 Unclaimed Merger Consideration. Any portion of the Merger Consideration delivered and made available to the Exchange Agent pursuant to this Article I and not exchanged for Company Common Stock within six (6) months after the Effective Time pursuant to Section 1.9 above shall be returned by the Exchange Agent to Parent, which thereafter shall act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this Article I. Thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company makes to Parent and Merger Sub the representations and warranties contained in this Article II, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Company Schedules”). The Company Schedules shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article II, and any information disclosed therein under any Section shall be deemed to be disclosed and incorporated in any other Section of the Agreement where such disclosure would be appropriate to the extent such disclosure is reasonably apparent on its face to be responsive to the information called for by such other Section.

2.1 Organization, Etc.

(a) Each of Company and its subsidiaries, all of which are listed on Schedule 2.1(a) of the Company Schedules (the “Company Subsidiaries”), is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 2.1(a), each of Company and the Company Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

For the purposes of this Agreement, “Material Adverse Effect on the Company” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect on the Company (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of the Company, including the Company Subsidiaries, or (ii) would reasonably be expected to prevent the Company from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its material obligations under the Agreement before the Effective Time, or (iii) materially and adversely affects Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall constitute, and no event, circumstance, development, occurrence, change or effect resulting from any of the following shall constitute, a Material Adverse Effect on the Company: (i) changes in the national or world economy or financial markets as a whole, (ii) changes in general economic conditions taken as a whole that affect the industries in which the Company and any Company Subsidiaries conduct their business, so long as the Company is not disproportionately affected thereby, (iii) any effect resulting from the announcement or pendency of the Merger (including any (x) actions by customers or competitors or (y) the delay or cancellation of orders for services and products), (iv) any failure by the Company to meet its quarterly revenue projections, (v) any effect resulting from changes in any statutes, laws, ordinances, rules or regulations (including relating to the export or import of goods or technology) of any Governmental Entity after the date of this Agreement, and (vi) any effect resulting from an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism.

(b) Neither the Company nor any of the Company Subsidiaries is in violation of any provision of its articles of incorporation or bylaws or, in the case of any Company Subsidiary that is not a corporation, any equivalent charter document. Schedule 2.1(a) of the Company Schedules sets forth (i) the full name of each Company Subsidiary and any other entity in which the Company has a significant equity interest, its capitalization and the ownership interest of the Company and each other Person (if any) therein, (ii) the jurisdiction in which each such Company Subsidiary is organized, (iii) each jurisdiction in which the Company and each of the Company Subsidiaries is qualified to do business as a foreign Person, and (iv) the names of the current directors and officers of the Company and of each Company Subsidiary. The Company has made available to Parent accurate and complete copies of the articles of incorporation and bylaws and, in the case of any Company Subsidiary that is not a corporation, any other equivalent charter documents, as currently in effect, of the Company and each of the Company Subsidiaries.

2.2 Authority Relative to This Agreement. Subject only to the requisite approval of the Merger and this Agreement by the Company Shareholders, the Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the approval of the Merger by the Company Shareholders. This Agreement and the Merger have been approved by the Company Board. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Company or any Company Subsidiary for the consummation by the Company of the Merger and the other transactions contemplated hereby except (i) for the filing of the Articles of Merger as required by Georgia Law, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or “blue sky” laws and state takeover laws, (iii) compliance with the HSR Act, or (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by the Company with all of the provisions hereof and thereof, will, subject to obtaining the approval of the adoption of this Agreement and the approval of the Merger by the Company Shareholders in accordance with Georgia Law, (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of (the Company or any Company Subsidiary (or, in the case of any Company Subsidiary that is not a corporation, the equivalent charter documents of such Company Subsidiary), (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Company Contract, except in the case of clauses (ii) or (iii) for any violation, breach or default that has not had, or could not reasonably be expected to have, a Material Adverse Effect on the Company. Schedule 2.3 of the Company Schedules lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Contracts, or any of the Company’s or any Company Subsidiaries’ notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations, except for those whose failure to obtain will not have a Material Adverse Effect on the Company.

2.4 Board Recommendation; Shareholder Approval.

(a) The Company Board has unanimously (i) approved and adopted this Agreement, (ii) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company Shareholders, (iii) recommended this Agreement to the Company Shareholders, and (iv) taken all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state anti-takeover statutes or regulations including O.C.G.A. §§ 14-2-1110 et seq.

(b) The vote required of the Company Shareholders to duly adopt this Agreement and duly approve the Merger is a majority vote by the holders of all the outstanding shares of Company Common Stock, including the holders of Company Preferred Stock voting on an as-converted basis (the “Company Shareholder Vote”). The holders of Company Capital Stock listed on Schedule 2.4(b) have executed a Company Shareholder Consent in the form attached as Exhibit A hereto and are the record holders of shares of Company Capital Stock representing the Company Shareholder Vote.

2.5 Capitalization.

(a) The authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock, 5,421,502 shares of which are issued and outstanding, 21,000,000 shares of Company Preferred A-1 Stock, 15,333,346 shares of which are issued and outstanding, 7,000,000 shares of Company Preferred A-2 Stock, 5,253,345 shares of which are issued and outstanding, 6,000,000 shares of Company Preferred A-3 Stock, 3,804,702 shares of which are issued and outstanding, and 8,611,852 shares of Company Preferred B Stock, 8,611,852 of which are issued and outstanding. The Company Capital Stock is held of record as of the date of this Agreement by the persons and in the amounts set forth on Schedule 2.5(a) which accurately sets forth for each such shareholder of record such shareholder’s address (including such shareholder’s country and state of residence) and, to the Company’s Knowledge, whether such shareholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. All outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to nor issued in violation of any preemptive rights created by statute, the articles of incorporation or bylaws of the Company or, except as set forth on Schedule 2.5(a), any agreement to which the Company is a party or by which it is bound. All of the outstanding shares of Company Capital Stock (including options and other rights to acquire shares of Company Capital Stock) have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. There are no undeclared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) The Company has reserved 7,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company Option Plan, of which, as of the date of this Agreement, 5,449,329 shares are subject to outstanding, unexercised Company Stock Options and 1,843,054 shares remain available for future grant. The Company has not reserved any shares of Common Stock for issuance upon exercise of outstanding Company Stock Options granted outside the Company Option Plan. Schedule 2.5(b) sets forth for each outstanding Company Stock Option the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule (including any acceleration provisions) for such option, including the extent to which such option is Vested to date. Except for the Company Stock Options described in Schedule 2.5(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as set forth on Schedule 2.5(b) and as contemplated hereby, there are no voting trusts, proxies, or other understandings with respect to the voting stock of the Company. Except for the Company Stock Options described in Schedule 2.5(b) and as provided in the Company’s articles of incorporation, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Stock Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the sole record and beneficial owner of all Company Capital Stock and all rights to acquire or receive Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

2.6 Compliance with Laws. Neither the Company nor any Company Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.7 Financial Statements; Controls.

(a) Schedule 2.7(a) sets forth the following financial statements (collectively the “Company Financials”): (i) the audited consolidated balance sheet and related consolidated statements of income and cash flows as of and for the fiscal years ended December 31, 2004 and 2005 for the Company; and (ii) an unaudited consolidated balance sheet as of March 31, 2006 and related statements of income and cash flows for the three months then ended for the Company (the “Most Recent Financial Statements”). The unaudited consolidated balance sheet of the Company as of March 31, 2006 is hereinafter referred to as the “Company Balance Sheet”. The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Most Recent Financial Statements do not contain footnotes and except as otherwise set forth on Schedule 2.7(a). As used in this Agreement, “GAAP” means United States generally accepted accounting principles consistently applied.

(b) The Company Financials are accurate and complete and fairly present the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

(c) Schedule 2.7(c) lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by the Company since January 1, 2003.

(d) Except as set forth on Schedule 2. 7(d), the Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 2.7(d), there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls, and the Company has not been informed by its independent auditors, accountants, consultants or others involved in the review of internal controls that any such significant deficiencies or material weaknesses exist, which could adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.8 Absence of Undisclosed Liabilities. Neither the Company, nor any of the Company Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Company Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company, and (iv) liabilities under this Agreement.

2.9 Absence of Changes or Events. Except as contemplated by this Agreement and as set forth on Schedule 2.9, since March 31, 2006 (the “Reference Date”), no state of facts, change, event or effect that has had or could reasonably be expected to have a Material Adverse Effect on the Company has occurred and, in addition, the Company and the Company Subsidiaries have not, directly or indirectly:

(a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of the Company or any of the Company Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to the Company or a wholly-owned Company Subsidiary);

(b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of the Company or the Company Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or the Company Subsidiaries, other than pursuant to and in accordance with the Company Option Plan;

(c) (i) created or incurred any indebtedness for borrowed money exceeding $200,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $200,000 in the aggregate, (iii) entered into any oral or written material agreement or any material commitment or transaction or incurred any liabilities material to the Company and the Company Subsidiaries taken as a whole, or involving in excess of $500,000;

(d) instituted any material change in accounting methods, principles or practices other than as required by GAAP and disclosed in the notes to the Company Financials;

(e) revalued any assets, including writing down the value of inventory or writing off notes or accounts receivable in excess in each case of an amount equal to $200,000 plus amounts previously reserved as reflected in the Current Balance Sheet;

(f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $200,000;

(g) (i) increased in any manner the compensation of any of its directors, officers or non-officer employees, other than in the ordinary course of business and consistent with past practice, (ii) granted any severance or termination pay to any Person other than in the ordinary course of business and consistent with past practice; (iii) other than in the ordinary course of business consistent with past practice entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) other than as required by law, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Stock Options;

(h) sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties (including intangibles, real, personal or mixed);

(i) amended its articles of incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of the Company and the Company Subsidiaries in such calendar month resulted in such capital expenditures exceeding $200,000 in the aggregate;

(k) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

(l) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills;

(m) agreed or proposed to do any of the things described in the preceding clauses (a) through (l) other than as expressly contemplated or provided for in this Agreement.

2.10 Capital Stock of Subsidiaries. The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by (the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock of any Company Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. The Company does not directly or indirectly own any interest in any Person except the Company Subsidiaries.

2.11 Litigation.

(a) Except as set forth on Schedule 2.11(a), there is no private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature (“Action”) pending and, to the Knowledge of the Company, there is not any private or governmental investigation, or any of the foregoing threatened against the Company, any of the Company Subsidiaries or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no Action pending or, to the Knowledge of the Company, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body or agency, or arbitration tribunal in a proceeding to which the Company, any Company Subsidiary, or any of their assets is or was a party or by which the Company, any Company Subsidiary, or any of their assets is bound.

2.12 Insurance. Schedule 2.12 of the Company Schedules lists all insurance policies (including workers’ compensation insurance policies) covering the business, properties or assets of the Company and the Company Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $250,000 made by the Company against any such policies since January 1, 2003. All such policies are in effect, and true and complete copies of all such policies have been made available to Parent. The Company has not received notice of the cancellation or threat of cancellation of any of such policy.

2.13 Contracts and Commitments.

(a) Except as set forth on Schedule 2.13(a), or except as contemplated by this Agreement, neither the Company, nor the Company Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

(i) agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

(ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv) agreements, contracts or commitments for the purchase of materials, supplies or equipment, under which the aggregate payments for the past 12 months exceeded $250,000, which are with sole or single source suppliers;

(v) guarantees or other agreements, contracts or commitments under which the Company or any of the Company Subsidiaries is absolutely or contingently liable for (A) the performance of any other Person, firm or corporation (other than the Company or the Company Subsidiaries), (B) the whole or any part of the indebtedness or liabilities of any other Person, firm or corporation (other than the Company or the Company Subsidiaries), or (C) indemnification obligations to officers and directors;

(vi) powers of attorney authorizing the incurrence of a material obligation on the part of the Company or the Company Subsidiaries;

(vii) agreements, contracts or commitments which limit or restrict (A) where the Company or any of the Company Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by the Company or any of the Company Subsidiaries;

(viii) agreements, contracts or commitments, under which the aggregate payments or receipts for the past 12 months exceeded $250,000, containing any agreement with respect to a change of control of the Company or any of the Company Subsidiaries;

(ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by the Company or any of the Company Subsidiaries to customers in the ordinary course of business and consistent with past practice); or

(x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency.

Each contract, agreement or commitment of the type described in this Section 2.13 is referred to herein as a “Company Contract” and each such Company Contract identified in Section 2.13(a)(i) through Section 2.13(a)(x) is identified by name and date on Schedule 2.13(a) to the Company Schedules.

(b) Neither the Company nor any of the Company Subsidiaries, nor to the Knowledge of the Company any other party to a Company Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any Company Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Each Company Contract is a valid, binding and enforceable obligation of the Company and to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or by general principles of equity.

(d) An accurate and complete copy of each Company Contract (other than agreements or contracts with respect to technology related information that is not publicly available) has been made available to Parent.

2.14 Labor Matters; Employment and Labor Contracts.

(a) None of the Company or any of the Company Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the Knowledge of the Company are there any activities or proceedings of any labor union to organize any of its employees. Each of the Company and the Company Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements, except in each case for those failures to comply which, individually or in the aggregate, have not had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

(b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against the Company or any of the Company Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of the Company Subsidiaries who are not currently organized. Neither Company nor any of the Company Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no controversies pending or, to the Knowledge of the Company or any of the Company Subsidiaries, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees, which controversies have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The employment of each of the employees of the Company and each Company Subsidiary is “at will” (except for non-U.S. employees) and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice (except as otherwise required by applicable law) prior to terminating the employment of any of their respective employees. Except as set forth on Schedule 2.14(b), neither the Company nor any Company Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

2.15 Intellectual Property Rights.

(a) The Company and the Company Subsidiaries own or have the right to use all intellectual property used to conduct their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the “Company IP Rights”) except where failure to have such right would not create a Material Adverse Effect on the Company; provided however, that, as to patent rights, the foregoing representation is made solely to the Knowledge of the Company. No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold by the Company or the Company Subsidiaries.

(b) Except as set forth on Schedule 2.15(b), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Company IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Company IP Rights including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Company IP Rights, (iv) give rise to a right of forfeiture or termination of any Company IP Rights or (v) impair the right of the Company to use, sell or license any Company IP Rights or portion thereof.

(c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold by the Company or any of the Company Subsidiaries (i) violates in any material respect any license or agreement between the Company or any of the Company Subsidiaries and any third party, (ii) to the Knowledge of the Company, infringes in any material respect any patent rights of any other party, or (iii) infringes in any material respect any copyright, trade secret or trademark rights of any other party. There is no pending or, to the Knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Company products, conflicts or will conflict with the rights of any other party.

(d) Schedule 2.15(d) of the Company Schedules lists all patents, trade names, registered trademarks and service marks, and applications for any of the foregoing owned or possessed by the Company or any of the Company Subsidiaries and true and complete copies of such materials have been made available to Parent.

(e) The Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement, and the Company has used its commercially reasonable efforts to cause all employees of the Company and the Company Subsidiaries to execute such an agreement. The Company has taken commercially reasonably necessary steps to ensure that all consultants or third parties with access to material proprietary information of the Company have executed appropriate non-disclosure agreements that adequately protect the Company IP Rights.

(f) The Company has taken commercially reasonably necessary steps to ensure that the Company’s and the Company Subsidiaries’ material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(g) To the Knowledge of the Company, none of the employees or consultants of the Company or any of the Company Subsidiaries is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of the Company and the Company Subsidiaries or that would conflict with the business of the Company as presently conducted. Neither the Company nor any of the Company Subsidiaries has entered into any agreement to indemnify any other Person, including any employee or consultant of the Company or any of the Company Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business. Except as set forth on Schedule 2.15(g), all current and former employees and consultants of the Company or any of the Company Subsidiaries have signed valid and enforceable written assignments to the Company or the Company Subsidiaries of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of the Company, and the Company and the Company Subsidiaries possess signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Material Adverse Effect on the Company. With respect to assignments of patents or application for patents, the Company and the Company Subsidiaries possess signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

2.16 Taxes.

(a) For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law, and including any liability for taxes of a predecessor entity or by virtue of being a transferee of any other Person. For purposes of this Agreement, “Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports relating to Taxes.

(b) The Company and each of the Company Subsidiaries have filed all Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. The Company and each of the Company Subsidiaries have timely paid (or the Company has timely paid on behalf of each of the Company Subsidiaries) all Taxes due and payable. True and correct copies of all Tax Returns filed by the Company and the Company Subsidiaries for the period beginning January 1, 2002 through the date hereof have been provided to Parent. The Company Financials provided to Parent reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of the Company and the Company Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(c) None of the Company and the Company Subsidiaries (i) has received any notice that it is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(iii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) has received an inquiry regarding the filing of Tax Returns from a jurisdiction where it is not presently filing Tax Returns; or (v) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. All audits of federal, state, local and foreign Tax Returns by the relevant taxing authorities have been completed.

(d) None of the Company and the Company Subsidiaries has assumed liability for the Taxes of another Person as a transferee or successor or otherwise under any contract, agreement, arrangement or course of dealing. None of the Company and the Company Subsidiaries are, or will be after the Effective Time, bound by any tax sharing agreement (including any indemnity arrangements) or similar arrangements.

(e) There is no lien for Taxes on any of the assets of the Company or any of the Company Subsidiaries, except for inchoate liens for Taxes not yet due and payable.

(f) Except as disclosed in Schedule 2.16(f), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign tax law). All compensation payable to any employee of the Company or any Company Subsidiary is fully deductible under Section 162(m) of the Code (and any comparable provisions of state, local or foreign tax law).

(g) The Company and each of the Company Subsidiaries have properly withheld on all amounts paid to consultants or employees, or to Persons located outside the United States and have paid over all such amounts to the appropriate taxing authorities.

(h) The Company has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

(i) All material elections with respect to Taxes affecting the Company or any Company Subsidiary or any asset owned by the Company or any Company Subsidiary as of the date of this Agreement are set forth on Schedule 2.16(i) of the Company Schedules. Neither the Company nor any Company Subsidiary has: (i) agreed to or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) made, and will not make, a consent dividend election under Section 565 of the Code; (iv) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) made any of the foregoing elections and is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(j) Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code (or any similar provision of state, local or foreign Tax law), or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Tax law).

(k) Neither the Company nor any Company Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was the Company.

(l) The Company is not and has not been a U.S. real property holding corporation under Section 897 of the Code and the Treasury Regulations thereunder at any time during the five year period ending on the Closing Date.

(m) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iv) any installment sale or open transaction made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(n) Neither the Company nor any Company Subsidiary has (i) consummated, participated in, or is currently participating in any transaction which was or is a “tax shelter” transaction or a “reportable transaction” under Sections 6662A, 6011, or 6111 of the Code or the Treasury Regulations promulgated thereunder (or any corresponding or similar provision or administrative rule of state or local income Tax law), including the respective former provisions effective at the time when any such transaction took place; (ii) taken any role that would cause it to be treated as a “tax shelter organizer” or a “material advisor” under Sections 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder (or any corresponding or similar provision or administrative rule of state or local income Tax law), including the respective former provisions effective at the time when any such transaction took place.

(o) Neither the Company nor any Company Subsidiary has ever filed any election under former Section 341(f) of the Code.

2.17 Employee Benefit Plans; ERISA.

(a) Schedule 2.17(a) of the Company Schedules lists all (i) “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plans”); (ii) “welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”); (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan;

retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Company or any Company Subsidiary that either is maintained or contributed to by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is obligated to make payments or otherwise may have any liability (collectively, the “Company Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of the Company or the Company Subsidiaries. The Company does not have any ERISA Affiliates (as defined below) other than a Company Subsidiary, and no Company Subsidiaries have any ERISA Affiliates. For purposes of this Agreement, “ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code with the Company or a Company Subsidiary.

(b) The Company and each of the Company Subsidiaries, and each of the Company Employee Benefit Plans, are in compliance with, has performed all obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Company Employee Benefit Plan, except where the failure to comply or the incurrence of the liability has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without material liability to Parent or the Surviving Corporation, and no Company Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made, except where the failure to make such contributions or payments on a timely basis has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as set forth on Schedule 2.17(d) of the Company Schedules, to the Knowledge of the Company, all of the Company’s Pension Plans and the Company Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) To the Knowledge of the Company, there are no (i) investigations pending by any governmental entity involving the Company Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Company Employee Benefit Plans, against the assets of any of the trusts under any Company Employee Benefit Plans or against any fiduciary of any Company Employee Benefit Plans or against the Company or any Company Subsidiary with respect to the operation of such plan or asserting any rights or claims to benefits under any Company Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no facts which would give rise to any liability under this Section 2.17(e) except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company in the event of any such investigation, claim, suit or proceeding.

(f) None of the Company, any of the Company Subsidiaries nor, to the Knowledge of the Company, any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(g) None of the Company or any of the Company Subsidiaries maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h) Neither the Company nor any Company Subsidiary has incurred any material liability under Title IV of ERISA or under Code Section 4.13 that has not been satisfied in full.

(i) Neither the Company nor any of the Company Subsidiaries has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).

(j) With respect to each of the Company Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Company Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent United States Internal Revenue Service (“IRS”) determination letter, if applicable. The Company or any Company Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Employee Benefit Plan.

(k) None of the Welfare Plans maintained by the Company or any of the Company Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary. The Company and each of the Company Subsidiaries which maintain a “group health plan” within the meaning of

Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(l) No liability under any Pension Plan or Welfare Plan has been funded or self-insured nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of the Company Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m) Except as set forth on Schedule 2.17(m) of the Company Schedules, neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of the Company or any of the Company Subsidiaries. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in participation or coverage under, any Company Employee Benefit Plan which would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred with respect to such Company Employee Benefit Plan for the most recent fiscal year included in the Company Financial Statements.

(n) Schedule 2.17(n) of the Company Schedules lists each Company Foreign Plan (other than a Company Employee Benefit Plan) (as hereinafter defined). For purposes hereof, the term “Company Foreign Plan” means any material plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Company Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction and with respect to which the Company has any material liability. As regards each Company Foreign Plan, (i) such Company Foreign Plan is in material compliance with the provisions of the legal requirements of each jurisdiction in which such Company Foreign Plan is being maintained; (ii) all contributions to, and material payments from, a Company Foreign Plan which have been required under applicable law or the terms of such plan to be made have been timely made or shall be timely made by the Closing Date (and are reflected as an accrued liability on the Current Balance Sheet); (iii) the Company and each Company Subsidiary have materially complied with all applicable reporting and notice requirements applicable to such Company Foreign Plan; (iv) there are no pending investigations by any governmental body involving the Company Foreign Plans, and no pending claims, suits or proceedings against such Company Foreign Plan (other than claims for benefits payable in the normal operation of such plan); (v) the consummation of the transactions contemplated by this Agreement will not itself create or otherwise result in any liability with respect to such Company Foreign Plan; and (vi) no condition exists that would prevent the Company or any Company Subsidiary from terminating or amending any Company Foreign Plan at any time for any reason in accordance with the terms of each such Company Foreign Plan without the payment of fees, costs or expenses (other than payment of benefits accrued on the Company Balance Sheet and any normal and reasonable administrative expenses typically incurred in a termination event).

(o) To the Knowledge of the Company and recognizing that applicable Treasury Regulations have not been promulgated as of the date of this Agreement, (i) no Company Employee Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such Employee Plan, a “Deferred Compensation Plan”); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Company nor any of the Company Subsidiaries has (A) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (B) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (C) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(p) The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and Company Subsidiaries; and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

2.18 Environmental Matters.

(a) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a “Hazardous Material”), are present, as a result of the actions of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Company Subsidiaries has at any time owned, operated, occupied or leased.

(b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of the Company Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of the Company Subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) The Company and the Company Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of the Company’s and the Company Subsidiaries’ Hazardous Material Activities and other businesses of the Company and the Company Subsidiaries as such activities and businesses are currently being conducted. To the Knowledge of the Company, there are no facts or circumstances indicating that any Company Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Company Environmental Permit has been taken.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of the Company Subsidiaries. The Company does not have Knowledge of any fact or circumstance which could involve the Company or any of the Company Subsidiaries in any environmental litigation reasonably expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have not received notice, nor to the Knowledge of Company is there a threatened notice, that the Company or the Company Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by the Company or any of the Company Subsidiaries for recycling, disposal, or handling of waste.

2.19 RESERVED.

2.20 Finders or Brokers. Except for America’s Growth Capital, whose fees are listed on Schedule 2.20 of the Company Schedules, neither the Company nor any of the Company Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

2.21 Information Statement. The information relating to the Company included in the information statement provided to the Company Shareholders with respect to this Agreement and the Merger (such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed or delivered to the Company Shareholders, the

“Information Statement”) shall not, at the time the Information Statement is mailed to the Company Shareholders and at all times subsequent thereto (through and including the Closing Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or information is discovered by the Company which should be set forth in an amendment to the Information Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information relating to Parent which is contained in the Information Statement.

2.22 Title to Property. The Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Current Balance Sheet or acquired after the date of the Current Balance Sheet, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Current Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on the Company. Schedule 2.22 of the Company Schedules identifies each parcel of real property owned or leased by the Company or any of the Company Subsidiaries.

2.23 No Existing Discussions. As of the date hereof, neither the Company nor any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

2.24 Full Disclosure. To the actual knowledge of Jay Chaudhry, Tom Williams, Anuj Grover, Paul Judge, Guru Rajan, Mike Van Bruinisse, Marty Kidder and Atri Chatterjee, in each case with no duty of inquiry, no representation or warranty contained in this Article II, and no statement in the Company Schedules, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub make to Company the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement dated as of the date hereof (the “Parent Schedules”). The Parent Schedules shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and any information disclosed therein under any Section shall be deemed to be disclosed and incorporated in any other Section of the Agreement where such disclosure would be appropriate to the extent such disclosure is reasonably apparent on its face to be responsive to the information called for by such other Section.

3.1 Organization, Etc.

(a) Each of Parent and its subsidiaries, all of which are listed on Schedule 3.1(a) of the Parent Schedules (the “Parent Subsidiaries”), and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualification has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each Parent Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, or could not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect on Parent.

For the purposes of this Agreement, “Material Adverse Effect on Parent” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect on Parent (i) is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of Parent, including the Parent Subsidiaries, or (ii) would reasonably be expected to prevent the Parent from consummating the Merger or any of the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement before the Effective Time; provided, however, that any change in the trading price or the trading volume of Parent Common Stock shall not be taken into account in determining whether there has been a Material Adverse Effect on Parent.

(b) Neither Parent, the Parent Subsidiaries or Merger Sub is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

3.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent, Parent’s stockholders or Merger Sub to authorize the Agreement and the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been approved by the board of directors of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent or Merger Sub, as applicable, and assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.3 No Violations, Etc.. No filing with or notification to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby, except (i) for the filing of the Articles of Merger as required by Georgia Law, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities or “blue sky” laws and state takeover laws, (iii) for compliance with the HSR Act, or (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither the execution and delivery of the Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will, subject to the adoption of this Agreement by Parent as sole shareholder of Merger Sub, which will occur immediately after the execution and delivery hereof, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of Parent or any Parent Subsidiary, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any Parent Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any Parent Contract (as defined below), except in the case of clauses (ii) or (iii), for any violation, breach or default that has not had, or could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.4 Board Approval. The board of directors of Parent has (i) approved and adopted the Agreement, (ii) determined that this Agreement is fair to and in the best interests of the stockholders of Parent, and (iii) approved this Agreement such that the restrictions on business combinations with interested stockholders under Section 203(a) of the DGCL are not applicable to this Agreement or the transactions contemplated hereby. The board of directors of Merger Sub has approved and adopted this Agreement and determined that this Agreement is fair to and in the best interests of its shareholder.

3.5 Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, 54,139,752 shares of which are issued and outstanding, and 2,000,000 shares of Parent Preferred Stock. Of such Parent Preferred Stock, 700,000 shares have been designated Parent Preferred A Stock, all of which are issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding and are held of record and beneficially by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities, except as necessary for such purpose. All outstanding shares of Parent Capital Stock have been duly authorized, are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to nor issued in violation of any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent. There are no undeclared or accrued but unpaid dividends with respect to any shares of Parent Capital Stock.

(b) Except for the stock options of Parent outstanding immediately prior to the Effective Time under the Parent Stock Plans (the “Parent Options”), and except as set forth on Schedule 3.5, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Parent, or obligating Parent to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. For purposes of this Agreement, “Parent Stock Plans” means the Amended and Restated 1995 Omnibus Stock Plan, 2002 Stock Option Plan, Parent Purchase Plan, 1997 N2H2 Stock Option Plan, the 1999 N2H2 Stock Option Plan, the CyberGuard Corporation Stock Incentive Plan and the CyberGuard Corporation Third Amended and Restated Employee Stock Option Plan. To the Knowledge of Parent, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Parent.

(c) True and complete copies of each Parent Stock Plan and the Parent Rights Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to Company.

3.6 SEC Filings. Since January 1, 2004, Parent has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 2004 are referred to herein as the “Parent SEC Reports”). All of the Parent SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Accurate and complete copies of the Parent SEC reports have been made available (including via EDGAR) to Company. As of their respective dates the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent and except as disclosed in Parent SEC Reports, since January 1, 2004, each director and executive officer of Parent and each such Persons’ affiliates have complied with all filing requirements under Section 13 and Section 16(a) of the Exchange Act.

3.7 Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation (including relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent, the Parent Subsidiaries and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports and each of the Parent Interim Financial Statements (the “Parent Financials”), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The interim financial statements as of and for the quarter ended March 31, 2006, provided to the Company prior to the date hereof, are herein referred to as the “Parent Interim Financial Statements” and the balance sheet of Parent as of the Reference Date is herein referred to as the “Parent Balance Sheet.”

3.9 Absence of Changes or Events. Except as contemplated by this Agreement, since the Reference Date, no state of facts, change, event or effect that has had or could reasonably be expected to have a Material Adverse Effect on Parent has occurred.

3.10 Capital Stock of Subsidiaries. Parent is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries. All of such shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Parent free and clear of any claim, lien or encumbrance of any kind with respect thereto. There are no proxies or voting agreements with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent or any of the Parent Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares. Parent does not directly or indirectly own any interest in any Person except the Parent Subsidiaries.

3.11 Litigation.

(a) Except as set forth on Schedule 3.11, there is no Action pending and, to the Knowledge of Parent, there is not any private or governmental investigation, or any of the foregoing threatened against Parent, any of the Parent Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets or capital stock, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, have not had, or could not reasonably be expected to have, a Material Adverse Effect on Parent. There is no Action pending or, to the Knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental or regulatory authority, body, or agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary, or any of their assets is or was a party, or by which Parent, any Parent Subsidiary, or any of their assets is bound.

3.12 Insurance. All insurance policies maintained by the Parent or any of the Parent Subsidiaries, provide adequate coverage for all normal risks incident to the business of the Company and the Parent Subsidiaries and their respective properties and assets and are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

3.13 Contracts and Commitments.

(a) Except as filed as an exhibit to Parent’s SEC Reports, and except as contemplated by this Agreement, neither Parent nor the Parent Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment that is required to be filed as an exhibit to a periodic report under the Exchange Act (or will be required to be filed with the Parent’s next quarterly report on Form 10-Q), as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract, agreement or commitment filed as an exhibit to the Parent’s SEC Reports or required to be filed, as described in this Section 3.13 is referred to herein as a “Parent Contract.”

(b) Neither Parent nor any of the Parent Subsidiaries, nor to the Knowledge of Parent any other party to a Parent Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice, or both, could reasonably be expected to cause such a breach, violation or default under) any Parent Contract, other than any breaches, violations or defaults which have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Each Parent Contract is a valid, binding and enforceable obligation of Parent and to the Knowledge of Parent, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect has not had, or could not reasonably be expected to have, a Material Adverse Effect on Parent and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights governing or by general principles of equity.

(d) An accurate and complete copy of each Parent Contract has been made available (including via EDGAR) to Parent.

3.14 Labor Matters; Employment and Labor Contracts.

(a) Parent is not party to any union contract or other collective bargaining agreement, nor to the Knowledge of Parent are there any activities or proceedings of any labor union to organize any of its employees. Parent is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices and (ii) occupational health and safety requirements, except in each case for those failures to comply which, individually or in the aggregate, have not had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

(b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against Parent. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of Parent who are not currently organized. Parent has no obligations under COBRA, with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. There are no controversies pending or, to the Knowledge of Parent, threatened, between Parent and any of their respective employees, which controversies have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The employment of each of the employees of Parent and each Parent Subsidiary is “at will” (except for non-U.S. employees located in a jurisdiction which that does not recognize the “at will” employment concept) and Parent and each Parent Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Parent nor any Parent Subsidiary is currently engaged, or has ever engaged in, any arrangement whereby it leases employees or other service providers from another Person.

3.15 Intellectual Property Rights.

(a) The Parent owns or has the right to use all intellectual property used to conduct its businesses (such intellectual property and the rights thereto are collectively referred to herein as the “Parent IP Rights”) except where failure to have such right would not create a Material Adverse Effect on Parent; provided, however, that, as to patent rights, the foregoing representation is made solely to the Knowledge of Parent. No royalties or other payments are payable to any Person with respect to commercialization of any products presently sold or under development by Parent.

(b) Except as has not had, or could not reasonably be expected to have, a Material Adverse Effect on Parent, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach of any instrument or agreement governing any Parent IP Rights, (ii) cause the modification of any term of any license or agreement relating to any Parent IP Rights including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Parent IP Rights, or (iv) give rise to a right of forfeiture or termination of any Parent IP Rights.

(c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent (i) violates in any material respect any license or agreement between Parent and any third party, (ii) to the Knowledge of Parent, infringes in any material respect any patent rights of any other party, or (iii) infringes in any material respect any copyright, trade secret or trademark right of any other party. There is no pending or, to the Knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights, or asserting that any Parent IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Parent products, conflicts or will conflict with the rights of any other party.

(d) Parent has taken all commercially reasonably necessary steps to ensure that Parent’s material source codes and material trade secrets have not been used, distributed or otherwise commercially exploited under circumstances which would cause the loss of copyright prior to the statutory expiration date or the loss of trade secret status.

(e) Except as disclosed in Schedule 3.15(e), to the Knowledge of Parent, none of the employees or consultants of Parent is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s or consultant’s best efforts to promote the interests of Parent or that would conflict with the business of Parent as presently conducted or proposed to be conducted. Parent has not entered into any agreement to indemnify any other Person, including any employee or consultant of Parent, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders, customer agreements, reseller agreements or distribution agreements, arising in the ordinary course of business. All current and former employees and consultants of Parent have signed valid and enforceable written assignments to Parent of any and all rights or claims in any intellectual property that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of Parent, and Parent possesses signed copies of all such written assignments by such employees and consultants except where failure to obtain such assignments would not have a Material Adverse Effect on Parent. With respect to assignments of patents or application for patents, Parent possesses signed copies of assignments from the inventors of the intellectual property covered by the patents and applications.

3.16 Taxes.

(a) Parent and each of the Parent Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct, and complete except with respect to immaterial items. Parent and each of the Parent Subsidiaries have paid (or Parent has paid on behalf of each of the Parent Subsidiaries) all Taxes due and payable as shown on such Tax Returns. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes of Parent and the Parent Subsidiaries, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

3.17 Employee Benefit Plans; ERISA.

(a) Parent has made available to the Company all of Parent’s (i) Pension Plans; (ii) Welfare Plans; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plan; bonus, profit-sharing plan or other incentive plan; deferred compensation arrangement; severance plan; holiday or vacation plan; retirement or supplemental retirement plan; sabbatical program; medical, heath-related, life or other insurance plan; relocation arrangement; cafeteria (Code Section 125) or dependent care (Code Section 129) benefit; or any other fringe benefit program; and (iv) other employee benefit or compensation plan, agreement (including individual agreement), program, policy or arrangement covering employees, directors and consultants of the Parent, any Parent Subsidiary any of its or their Parent ERISA

Affiliates (as hereinafter defined) that either is maintained or contributed to by Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates or to which Parent or any of the Parent Subsidiaries or any of their Parent ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the “Parent Employee Benefit Plans”) with respect to employees or other service-providers or former employees or other service-providers of Parent, the Parent Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, “Parent ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Parent or any of the Parent Subsidiaries.

(b) Parent and each of the Parent Subsidiaries, and each of the Parent Employee Benefit Plans, are in compliance with, has performed all obligations required under, and is not subject to liability under, the applicable provisions of ERISA, the Code and other applicable laws, and with the terms of each Parent Employee Benefit Plan, except where the failure to comply or the incurrence of the liability has not had, or could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Parent. Each Parent Employee Benefit Plan can be amended, terminated or otherwise discontinued at or after the Effective Time in accordance with its terms, without material liability to Parent or the Surviving Corporation, and no Parent Employee Benefit Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, and timely deposits of employee contributions have been made, except where the failure to make such contributions or payments on a timely basis has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d) To the Knowledge of Parent, all of Parent’s Pension Plans and Parent’s Subsidiaries’ Pension Plans intended to qualify under Section 401 of the Code so qualify, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code, except for such operational failures as have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(e) To the Knowledge of Parent, there are no (i) investigations pending by any governmental entity involving the Parent Employee Benefit Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Parent Employee Benefit Plans, against the assets of any of the trusts under any Parent Employee Benefit Plans or, against any fiduciary of any Parent Employee Benefit Plans or against Parent, any Parent Subsidiary or any of its or their Parent ERISA Affiliates with respect to the operation of such plan or asserting any rights or claims to benefits under any Parent Employee Benefit Plans or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which has had, or could reasonably be expected to have, a Material Adverse Effect on Parent. To the Knowledge of Parent, there are no facts which would give rise to any liability under this Section 3.17(e) except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent in the event of any such investigation, claim, suit or proceeding.

(f) None of Parent, any of the Parent Subsidiaries nor, to the Knowledge of Parent, any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(g) None of Parent, any of the Parent Subsidiaries, or any of their Parent ERISA Affiliates maintains or contributes to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(h) Neither Parent nor any Parent Subsidiaries nor any Parent ERISA Affiliate has incurred any material liability under Title IV of ERISA or under Code Section 4.13 that has not been satisfied in full.

(i) Neither Parent, any of the Parent Subsidiaries nor any of their Parent ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, or any multiple employer plan, within the meaning of Code Section 413(c).

(j) With respect to each of the Parent Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Parent Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable. Parent or any Parent Subsidiary has timely filed and delivered or made available to Parent the three most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Benefit Plan that is subject to ERISA and Code reporting requirements, and all material communications with participants, the IRS, the U.S. Department of Labor, or any other governmental authority, administrators, trustees, beneficiaries and alternate payees relating to any Parent Employee Benefit Plan.

(k) None of the Welfare Plans maintained by Parent or any of the Parent Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant’s beneficiary. Parent and each of the Parent Subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(l) No liability under any Pension Benefit Plan or Welfare Plan has been funded or self-insured nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Parent or any of the Parent Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

(m) Neither the consummation of the transactions contemplated by this Agreement, nor any termination of employment or any other service relationship, will result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee, director or consultant of Parent or any of the Parent Subsidiaries. There has been no amendment to, written interpretation or announcement (whether or not written) by Parent, any Parent Subsidiary or other Parent ERISA Affiliate relating to, or change in participation or coverage under, any Parent Employee Benefit Plan which would materially increase the expense of maintaining such Parent Employee Benefit Plan above the level of expense incurred with respect to such Parent Employee Benefit Plan for the most recent fiscal year included in the Parent Financials.

(n) To the Knowledge of Parent and recognizing that applicable Treasury Regulations have not been promulgated as of the date of this Agreement, (i) no Parent Employee Benefit Plan is a Deferred Compensation Plan; (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) neither the Parent nor any of its Affiliates has (A) since October 4, 2004, granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (B) granted to any person an interest in any Deferred Compensation Plan which interest has or will, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004 or because such interest is earned after December 31, 2004, be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (C) since October 4, 2004, modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

3.18 Environmental Matters.

(a) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on Parent, no Hazardous Materials are present, as a result of the actions of Parent or, to the Knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of the Parent Subsidiaries has at any time owned, operated, occupied or leased.

(b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on Parent, Parent has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent engaged in any Hazardous Materials Activity in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Parent currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s Hazardous Material Activities and other businesses of Parent as such activities and businesses are currently being conducted. To the Knowledge of Parent, there are no facts or circumstances indicating that any Parent Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Parent Environmental Permit has been taken.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Parent, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent. Parent does not have Knowledge of any fact or circumstance which could involve Parent in any environmental litigation reasonably expected to have a Material Adverse Effect on Parent. Parent has not received notice, nor to the Knowledge of Parent is there a threatened notice, that Parent is responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Parent for recycling, disposal, or handling of waste.

3.19 Finders or Brokers. Except for Citigroup Global Market Inc., Parent has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

3.20 Information Statement. The information relating to the Company included in the Information Statement and form of written consent for the Company Shareholders to approve this Agreement and the Merger shall not, at the time the Information Statement is mailed to the Company Shareholders and at all times subsequent thereto (through and including the Closing Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or information is discovered by Parent which should be set forth in an amendment to the Information Statement Parent shall promptly inform the Company. Notwithstanding the foregoing, the Parent makes no representation, warranty or covenant with respect to any information relating to the Company which is contained in the Information Statement.

3.21 Title to Property. Parent and the Parent Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet or acquired after the Reference Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the Parent Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on Parent.

3.22 Third Party Financing of Cash Consideration. On the date hereof, Parent has received a financing commitment letter (the “Financing Commitment Letter”) with Citigroup Global Markets Inc., and/or its affiliates which provides for the issuance of debt in exchange for cash of up to $135 million concurrently with the Closing (the “Financing Transaction”). True and correct copies of the Financing Commitment Letter have been provided to the Company.

3.23 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Parent Balance Sheet and the related notes to the financial statements, (ii) liabilities of a nature not required to be disclosed on a balance sheet or in the notes to the consolidated financial statements prepared in accordance with GAAP, (iii) normal or recurring liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent, and (iv) liabilities under this Agreement.

Article IV

CONDUCT PRIOR TO CLOSING; NONSOLICITATION

4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Company Subsidiaries, except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, will (i) conduct its operations according to its ordinary and usual course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement and except as set forth on Schedule 4.1 of the Company Schedules, prior to the earlier of the termination of this Agreement or the Effective Time, Company will not, and will not permit the Company Subsidiaries, without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, to directly or indirectly, do any of the following:

(a) except in the ordinary course of business, enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (i) any joint venture, license, or agreement relating to the joint development or transfer of technology or Company IP Rights or (ii) any other Company Contracts;

(b) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(c) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

(d) except for the Permitted Dividend, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

(f) cause, permit or propose any amendments to the articles of incorporation or bylaws of the Company (or similar governing instruments of any Company Subsidiaries);

(g) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company, as the case may be, or guarantee any debt securities of others, in each case, except in the ordinary course of business consistent with past practice;

(i) incur any liabilities or obligations (absolute, accrued, contingent or otherwise) which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

(j) adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees (other than in the ordinary course of business, consistent with past practice or to comply with applicable law) or change in any material respect any management policies or procedures;

(k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business;

(l) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association or joint venture;

(m) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to the other Party;

(n) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

(o) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(p) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including writing down the value of inventory or writing off notes or accounts receivables;

(q) in respect of any Taxes, (i) except as required by applicable law, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment, or (ii) enter into any Tax sharing agreement (including any indemnity arrangement) or similar arrangement;

(r) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs or other such activities other than in the ordinary course of business and consistent with past practice;

(s) issue any capital stock or other options, warrants or other rights to purchase or acquire capital stock, except for (i) the Preferred Conversion, (ii) the customary grant of stock options in accordance with past practice, and (iii) the issuance of Company Common Stock upon exercise of stock options granted prior to the date hereof under the Company Stock Plan; or

(t) take or agree to take any action which could reasonably be expected to result in any condition contained in Section 6.3 of this Agreement not being satisfied immediately prior to the Effective Time.

Notwithstanding the foregoing, the Parties acknowledge and agree that immediately prior to the Effective Time, the Company Board shall be permitted to declare and pay the Permitted Dividend in accordance with Section 4.2.

4.2 Permitted Dividend. The Company will be permitted to make a one-time cash dividend to the Company Shareholders in an aggregate amount equal to the dollar amount of the cash on the Company Balance Sheet immediately prior to the Effective Time (such distribution, the “Permitted Dividend”). The amount of the Permitted Dividend will be subject to the following adjustments: (a) if, as of the Closing Date, the amount of (X) the Company’s accounts receivable (net of allowance for doubtful accounts) plus cash is less than (Y) the Company’s accounts payable plus accrued expenses (excluding any expenses that are payable or that may become payable in connection with the transactions contemplated by this Agreement), then the amount of the Permitted Dividend will be reduced by the amount of such difference, and (b) if, as of the Closing Date, there is a Working Capital Shortfall (after taking into account any cash left behind in accordance with clause (a) above), then the amount of the Permitted Dividend will be reduced by the amount of the Working Capital Shortfall.

4.3 No Solicitation. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and the Company will cause its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (a) solicit, knowingly encourage, facilitate or knowingly induce submission of any Acquisition Proposal by any person, entity or group (other than Parent and its affiliates, agents, and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Company to, or afford access to the properties, books, or records of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Company. The Company will immediately cease, and cause its directors, officers and employees to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will within one Business Day of receipt (a) notify Parent if, on or after the date of this Agreement, it receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (b) notify Parent of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement, until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and will cause its directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent). The Parties agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company or any officer, director, agent, representative or affiliate thereof shall be deemed to be a breach of this Agreement by the Company.

For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (a) any merger or consolidation, or any sale or license of substantial assets, or similar transactions involving the Company, or (b) sale or issuance by the Company of any Company Capital Stock (including in an equity financing or by way of a tender offer or an exchange offer), other than the Preferred Conversion or issuances upon exercise of options and warrants outstanding as of the date of this Agreement.

Article V

ADDITIONAL AGREEMENTS

5.1 Stock Options.

(a) Stock Options. At the Effective Time, Parent shall assume the Company Option Plan and each outstanding Company Stock Option, whether or not vested. Each outstanding Company Stock Option so assumed by Parent will continue to have, and be subject to, substantially equivalent terms and conditions of such Company Stock Option immediately prior to the Effective Time (including any vesting provisions or repurchase rights), except for the following:

(i) Shares Issuable Upon Exercise. Each outstanding Company Stock Option so assumed will be exercisable (or will become exercisable in accordance with its terms) exclusively for (and the Company hereby covenants that each Company Stock Option is exercisable exclusively for) (A) that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) obtained by multiplying (1) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, and (2) the Option Exchange Ratio. Each outstanding Company Stock Option so assumed will not be exercisable in whole or in part for cash.

(ii) Option Per Share Exercise Price. For the period beginning immediately following the Effective Time, the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Company Stock Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (X) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (Y) the Option Exchange Ratio.

(iii) ISO Status. Notwithstanding the foregoing, in the case of any Company Stock Option to which Section 422 of the Code applies (“incentive stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company Option Plan appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.1 after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plan and the Parties intend that, to the extent required by, and subject to the provisions of, such Company Option Plan and Sections 422 and 424(a) of the Code, that Company Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time, and this provision shall be interpreted consistent with that intent.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 5.1. As soon as practicable after the Effective Time, but not later than 30 days after the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

5.2 Information Statement. As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, the Information Statement. The Information Statement shall also constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company Shareholders in the Merger. Parent and the Company shall each use its commercially reasonable efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Parent and Parent will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or for compliance with applicable law. The Information Statement shall contain a statement that the Company Board has concluded that the terms and conditions of the Merger are fair and reasonable to the Company Shareholders, that the Company Board has approved this Agreement and the Merger, that the Company Board has recommended that the Company Shareholders vote to adopt this Agreement and approve the Merger, and that the holders of a majority of the outstanding Company Capital Stock (voting on an as-converted basis) have voted to adopt this Agreement and approve the Merger. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved in writing by Parent prior to such inclusion.

5.3 Registration Statement.

(a) Registration. Immediately following the Closing Date, Parent and the Company shall mutually prepare, and Parent shall file, a registration statement (the “Registration Statement”) on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the shares of Parent Common Stock issued to the Company Shareholders pursuant to Section 1.7(a) of this Agreement, and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares (collectively, the “Registrable Shares”); provided, however (i) Parent will not breach its obligation to file the Registration Statement immediately following the Closing Date nor to seek effectiveness of the Registration Statement to the extent that the delay in filing is caused by (A) Ernst & Young LLP’s failure to consent to the filing of its opinion with the Registration Statement or (B) the Company’s failure to provide the information required to be provided by it and included in the

Registration Statement, including any required historical and pro forma financial statements, notes, management’s discussion and analysis and any other information, certificates or representations necessary to provide the foregoing); and (ii) Parent must continue to use its commercially reasonable efforts to cause Ernst & Young LLP to provide its consent as soon as possible (such exceptions in clauses (i) and (ii) are collectively referred to herein as the “Registration Exceptions”). Parent shall not permit any securities other than the Registrable Shares to be included in the Registration Statement. Subject to the Registration Exceptions, Parent shall use its best efforts thereafter to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent may postpone the filing or the effectiveness of the Registration Statement for a period of up to sixty (60) days if Parent determines in good faith that the filing or effectiveness of the Registration Statement would require the disclosure of information that could be materially detrimental to Parent or its stockholders; provided, however, that Parent shall not be required to disclose such information (or the nature thereof) to the holders of Registrable Shares (“Holders”) or the Shareholder Representative. Subject to the Registration Exceptions and to Section 5.3(b), Parent shall use its best efforts to keep the Registration Statement continuously effective for a period ending on the earliest of (i) the date on which all such Registrable Shares have been sold thereunder, (ii) such time as all Registrable Shares may be sold within a given three-month period pursuant to Rule 144 under the Securities Act, or (iii) the date upon which all such Registrable Shares are freely transferable without restriction under the Securities Act.

(b) Stop Order; Amendment of Prospectus.

(i) Parent will notify the Holders promptly of (X) the issuance of any stop order suspending the effectiveness of the Registration Statement or (Y) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Registration Statement in the jurisdiction to which such stop order or suspension relates. Parent shall use commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Registration Statement.

(ii) Parent will notify the Holders promptly if Parent is in possession of material non-public information that an executive officer of Parent determines in good faith should not be disclosed because it would be materially detrimental to Parent or its stockholders but would otherwise be required to be set forth in the prospectus used in connection with the Registration Statement (a “Prospectus”); provided, however, that Parent shall not be required to disclose such event or facts, or the nature thereof, to the Holders or the Shareholder Representative. Immediately upon receipt of such notice, and provided that an equivalent trading suspension has been imposed on, and is then applicable to, all of Parent’s executive officers, directors and other holders of Parent Common Stock which are registered for resale under the Securities Act, the Holders shall cease to offer or sell any Registrable Shares pursuant to the Prospectus, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at Parent’s expense, all copies (other than permanent file copies) of such Prospectus. Promptly after Parent determines that the information may be included in an amendment or supplement to any Prospectus, Parent will use commercially reasonable efforts to amend or supplement the Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts. Notwithstanding the foregoing, in the event that an executive officer of Parent determines in good faith that the disclosure of such information in an amendment or supplement would be materially detrimental to Parent or its stockholders, Parent shall be permitted to delay the filing of such an amendment or supplement to such Prospectus for a period of time to extend no longer than sixty (60) days. Parent will promptly furnish copies of such amendment or supplement to such Prospectus to the Holders and notify Holders when trading may once again commence.

(iii) Holders that are employees of Parent or any subsidiary of Parent shall be subject to Parent’s Insider Trading Compliance Program and Insider Trading Policy.

(c) Information Concerning the Holders. The obligations of Parent to take the actions contemplated by Sections 5.3(a) and 5.3(b) with respect to an offering of Registrable Shares shall be subject to the condition that each Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) a Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or “blue sky” laws, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in such Prospectus (or any amendment or supplement thereto).

(d) Expenses of Registration. Parent shall pay all reasonable expenses incident to its performance of or compliance with this Section 5.3 and registration of Registrable Shares in connection therewith (“Registration Expenses”); provided, however, the Registration Expenses shall not include any legal fees of the Holders or any sales or underwriting discounts, commissions or fees attributable to the sale of the Registrable Shares, which shall be borne by the Holders.

(e) Indemnification and Contribution.

(i) Parent agrees to indemnify, to the extent permitted by law and subject to the terms of this Section 5.3, each Holder and its directors, officers, partners, members, employees and agents and each person, if any, who controls such Holder or other person (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or a Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made not misleading; provided, however, that Parent shall not be liable to any Holder or its directors, officers, partners, members, employees or agents or each person, if any, who controls such Holder or other person (within the meaning of the Securities Act) (i) to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon any untrue or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder or person furnished in writing to Parent by such Holder or person for use in the preparation of the Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto) or (ii) if a copy of any Prospectus (or any amendment thereto) relating to the Registration Statement was not sent or given by or on behalf of such Holder to a purchaser of the Holder’s Registrable Shares, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Shares to such purchaser, and if such Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability and a copy of such Prospectus was delivered to such Holder.

(ii) In connection with the Registration Statement, each Holder, severally and not jointly, will indemnify, to the extent permitted by law and subject to the terms of this Agreement, Parent, its directors, officers, employees and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or a Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder for use in the preparation of the Registration Statement (or any amendment thereto) or a Prospectus (or any amendment or supplement thereto); provided, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the gross proceeds received by such Holder.

(iii) Each party entitled to indemnification pursuant to this Section 5.3(e) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and provided, further, that the delay or failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.3(e), except to the extent that the Indemnifying Party shall have been materially adversely affected by such delay or failure. The Indemnified Party may participate in such defense at the Indemnified Party’s expense; provided, however, that the Indemnifying Party shall pay any such reasonable expense if the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such claim or litigation resulting therefrom. No Indemnified Party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the Indemnifying Party.

(iv) If the indemnification provided for in this Section 5.3(e) from the Indemnifying Party is unavailable to a Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Section 5.3, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expense, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered by it pursuant to such Registration Statement.

The indemnification provisions contained in this Section 5.3 are separate and distinct from the indemnification provisions of Article VII.

5.4 Blue Sky Laws. Parent shall use commercially reasonable efforts to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

5.5 Post Closing Covenants; General.

(a) Further Assurances. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII below).

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent’s operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VII below).

5.6 Shareholder Approval. As promptly as practicable after the execution of this Agreement and at such time as Parent may request, the Company shall use commercially reasonable efforts, in accordance with Georgia Law and the Company’s charter documents, to obtain the Company Shareholder Vote to adopt this Agreement and approve the Merger. The Company shall solicit shareholder approval in compliance with Georgia Law, the Company’s charter documents and all other applicable Legal Requirements. Parent, promptly upon request by the Company, shall make a representative available to Company Shareholders to answer any questions the Company Shareholders may have regarding the Parent’s business, management and financial affairs. In addition, (i) the Company Board shall recommend that Company Shareholders vote to adopt this Agreement and approve the Merger; (ii) the Information Statement shall include a statement to the effect that the Company Board has recommended that the Company Shareholders vote to adopt this Agreement and the Merger; and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board that Company Shareholders vote to adopt this Agreement and the Merger.

5.7 Access to Information. The Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period prior to the Effective Time (a) all of the properties, books, Contracts, employee commitments and records of the Company (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and (b) all other information concerning the business, properties, and personnel of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel and other representatives copies of internal financial statements promptly upon the reasonable request therefor. In addition, during the period prior to the Effective Time, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as the other may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

5.8 Confidentiality. The Parties acknowledge that the Company and Parent have previously executed a confidentiality agreement dated April 4, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.9 Public Disclosure. Other than the issuance of a press release by Parent announcing the signing of this Agreement, unless otherwise required by law or in order to comply with Sections 5.2, 5.4 or 5.6 hereof (including securities laws or, as to Parent, by the rules and regulations of The Nasdaq National Market), prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any Party (other than disclosures to Company Shareholders pursuant to Section 5.2) unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld. If any such press release or public announcement is so required, the Party making such disclosure shall consult with the other Party prior to making such disclosure, and the Parties shall use commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both Parties.

5.10 Consents. The Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers or approvals under any of the Company Contracts in order to preserve the benefits thereunder for the Surviving Corporation. All of such consents and approvals are set forth in Schedule 5.10 of the Company Schedules.

5.11 Legal Conditions to the Merger. Each of Parent, Merger Sub and the Company will take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will promptly cooperate with and furnish information to any other Party in connection with any such requirements imposed upon such other Party in connection with the Merger. Each Party will take all reasonable actions to obtain (and will cooperate with the other Parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Entity required to be obtained or made by such Party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.12 Commercially Reasonable Efforts; Additional Documents and Further Assurances. Each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (d) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.13 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Company

Schedules) and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect any remedies available to the Party receiving such notice or affect the representations, warranties, covenants or agreements of the Parties or conditions to the obligation of the Parties under this Agreement.

5.14 Nasdaq National Market. On or prior to the Closing Date, if applicable, the Parent shall apply for the listing on the Nasdaq National Market of shares of the Parent Common Stock issuable in connection with the Merger and with respect to the assumed Company Stock Options, upon official notice of issuance and shall take all other acts as necessary or appropriate to cause such shares to become and remain so listed.

5.15 Continuing Director and Officer Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements set forth on Schedule 5.15(a) of the Company Schedules between the Company and its directors and officers as of or prior to the date hereof (or prior to the Effective Time) (the “Section 5.15 Indemnified Parties”) and any indemnification provisions under the Company’s articles of incorporation and bylaws as in effect on the date hereof; provided, however, that in no event shall the Section 5.15 Indemnified Parties be indemnified by the Surviving Corporation for any claims made by a Parent Indemnified Party pursuant to the Escrow Agreement. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Section 5.15 Indemnified Parties as those contained in the Company’s articles of incorporation and bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) The provisions of this Section 5.15 are intended to be for the benefit of, and will be enforceable by, each of the Section 5.15 Indemnified Parties, their heirs and their representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Neither Parent nor the Surviving Corporation shall merge or consolidate with any other person or sell all or substantially all of their respective assets unless the surviving or resulting entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.15.

5.16 Resignation of Directors and Officers. Prior to the Effective Time, the Company shall use its best efforts to deliver to Parent the resignations of such directors and officers of the Company and the Company Subsidiaries as Parent shall specify at least ten Business Days prior to the Closing, effective at the Effective Time.

5.17 Certain Employee Benefit Matters. Parent shall take all reasonable actions necessary to allow eligible employees of the Company that will be employees of the Surviving Corporation (“Transitioned Employees”), to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained for the benefit of, or offered to, similarly situated employees of Parent, as soon as practicable after the Effective Time, to the extent permitted by the terms of such Parent benefit plan or any insurance contract or agreement applicable thereto. Until such time as the Transitioned Employees are covered by a Parent Employee Benefit Plan, Parent shall cause the Surviving Corporation to continue to maintain the Company’s comparable benefit or insurance plan or program currently in effect. Parent shall cause the salary of each of the Transitioned Employees at the Effective Time to be no less than his or her salary immediately prior to the Effective Time; provided that Parent is entitled at its sole discretion to evaluate each Transitioned Employee’s performance after a standard review period and adjust his or her salary in accordance with Parent’s compensation review process. Parent will recognize employment services of each Transitioned Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any Parent Employee Benefit Plan. Each Transitioned Employee’s years of service with the Company shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company in the calendar year of the Effective Time. In addition, Parent will (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company; and (ii) provide each Transitioned Employee with credit for any deductible, co-payment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time. At Parent’s request, prior to the Effective Time, the Company Board shall adopt resolutions terminating any Company Employee Benefit Plan intended to include an arrangement under Section 401(k) of the Code effective immediately prior to the Effective Time; provided that if Parent requests the Company Board to terminate any such Company Employee Benefit Plan, Parent shall cause any Transitioned Employees covered by the terminated Company Employee Benefit Plan to be covered by the substantially comparable Parent Employee Benefit Plan effective immediately after the Effective Time.

5.18 Representation on Parent Board. Parent shall take such action as may be necessary to appoint Jay Chaudhry to the Parent’s board of directors commencing as of the Effective Time. Such appointment shall be as a Class II director whose term expires at the 2007 annual meeting of stockholders of Parent.

5.19 Working Capital. The Working Capital of the Company shall be within the Working Capital Range.

5.20 Subsidiaries. The Parties will take commercially reasonable actions necessary to merge and/or dissolve the Company Subsidiaries listed on Schedule 5.20 in a manner that Parent deems appropriate prior to or concurrently with the Effective Time. Parent will be responsible for all fees and expenses incurred by the Company in the performance of this Section 5.20. The Parties acknowledge and agree that the fees and expenses incident to the performance of this Section 5.20 shall not be taken into account for purposes of determining the amount of the Permitted Dividend or the Company’s Working Capital.

5.21 Supplemental Disclosure. Company and Parent shall have the right from time to time prior to the Closing to amend or supplement the Company Schedules or the Parent Schedules, as the case may be, with respect to any matter required to be set forth or described in such schedules by delivering an amendment or supplement in writing to the other Party; provided, however, that no such update shall be deemed to amend or supplement the Company Schedules or Parent Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Article VI has been satisfied.

5.22 Noncompetition Agreements. Company shall use its commercially reasonable efforts to ensure that each of the individuals listed on Schedule 5.22 shall have executed Parent’s standard form of noncompetition agreement, in the form attached hereto as Exhibit F (or such other mutually agreed form), in connection with the Merger.

Article VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

(b) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

(c) Shareholder Approval. The principal terms of this Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Company Shareholders by the requisite vote under applicable law and the Company’s articles of incorporation.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date). The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.2(a).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with each of the covenants, obligations and conditions of this Agreement required to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent and Merger Sub.

(c) Legal Opinion. The Company shall have received a legal opinion from Heller Ehrman LLP, legal counsel to Parent, in the form attached hereto as Exhibit C.

(d) Third Party Financing of Cash Consideration. Parent shall have entered into a financing agreement (the “Financing Agreement”) with Citigroup Global Markets Inc., UBS Loan Finance LLC, UBS Securities LLC and/or their respective affiliates which provides for consummation of the Financing Transaction concurrently with the Closing. True and correct copies of the Financing Agreement have been provided to the Company.

(e) No Material Adverse Change. Since the date hereof, there has not been any event or condition that has had a Material Adverse Effect on Parent.

(f) Secretary’s Certificate. Parent shall have delivered to the Company a copy of (i) the text of the resolutions adopted by Parent’s and Merger’s Sub’s respective board of directors authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, and (ii) Merger Sub’s charter documents, along with a certificate executed on behalf of Parent and Merger Sub by their respective corporate secretary certifying to the Company that such copies are true, correct and complete copies of such resolutions, articles of inspiration and bylaws, as the case may be, and that such resolutions and charter documents were duly adopted and have not been amended or rescinded.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except those representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.7 and 2.21, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date). Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to the effect set forth in this Section 6.3(a).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Parent shall have received a certificate to such effect signed by a duly authorized officer of the Company.

(c) Closing Date Payment Schedule. Parent and the Company shall each have reviewed and approved and the Company shall have executed and delivered a schedule (the “Closing Date Payment Schedule”) reflecting, as of the Effective Time (i) for each holder of Company Capital Stock, the number of shares of Company Capital Stock held of record, the aggregate number of shares of Parent Common Stock and Merger Cash payable to such holder in the Merger, the number of such shares and amount of Merger Cash payable promptly after the Effective Time (in accordance with Section 1.7) and payable into the Escrow Fund (as defined and further described in Section 1.7), the amount of additional cash payable to such holder for any fractional shares, the stock certificate numbers held by each such person and such person’s federal tax identification number to the extent such number is known and (ii) for each holder of Company Stock Options, the number of shares of Company Common Stock issuable upon exercise thereof immediately prior to the Effective Time, the number of shares of Parent Common Stock issuable upon exercise thereof following their assumption and replacement by Parent (in accordance with Section 5.1), and the per share exercise price thereof upon such assumption and replacement.

(d) Third Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedules 2.3 and 5.10 of the Company Schedules, except for those consents the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Legal Opinion. Parent shall have received a legal opinion from King & Spalding LLP, legal counsel to the Company, in the form attached hereto as Exhibit D.

(f) No Material Adverse Change. Since the date hereof, there has not been any event or condition that has had a Material Adverse Effect on the Company.

(g) Dissenters’ Rights. Holders of not more than 5% of the outstanding shares of Company Capital Stock shall have exercised, nor shall they have any rights or continued right to exercise, dissenters’ rights under Georgia Law with respect to the transactions contemplated by this Agreement.

(h) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, (ii) the text of the resolutions adopted by the Company Shareholders approving the principal terms of this Agreement, the Merger and the transactions contemplated hereby, and (iii) the Company’s charter documents, along with a certificate executed on behalf of the Company by its corporate secretary certifying to

Parent that such copies are true, correct and complete copies of such resolutions, articles of incorporation and bylaws, respectively, and that such resolutions and Company charter documents were duly adopted and have not been amended or rescinded.

(i) Key Employee Arrangements. Each of the individuals listed in Schedule 6.3(i) (the “Key Employees”) shall have agreed to be employees of Parent after the Closing and shall be employees of the Company immediately prior to the Effective Time, and shall have entered into “at-will” employment arrangements with Parent and/or an affiliate of Parent pursuant to their execution of Parent’s form of employment agreements (the “Parent Employment Agreement”) in the form attached hereto as Exhibit E, each of which shall include, among other provisions, noncompetition provisions and nonsolicitation provisions relating to such individual’s employment with Parent and/or its affiliate.

(j) [RESERVED]

(k) Conversion of Preferred Stock. All outstanding shares of Company Preferred Stock shall have been converted into Company Common Stock in accordance with the Company’s articles of incorporation.

(l) 280G Shareholder Approval. The Company shall deliver to Parent evidence reasonably satisfactory to Parent either (i) that, with respect to any payments of cash or sales and purchases of stock or vesting of Company Stock Rights or other benefits contemplated by this Agreement that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code (“Potential 280G Benefits”), the Company’s Shareholders have approved by the requisite vote such that all such Potential 280G Benefits resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) that such requisite shareholder approval has not been obtained with respect to a Potential 280G Benefit and, as a consequence and pursuant to the terms of the agreement providing for such Potential 280G Benefit, such Potential 280G Benefit shall not be made or provided.

(m) Working Capital Certificate. The Company shall have delivered to Parent a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing, setting forth the Closing Working Capital of the Company as of the Closing Date (the “Working Capital Certificate”).

(n) Company Stock Options. Prior to the Closing, the Company shall have obtained an acknowledgement in a form reasonably satisfactory to Parent from the holders of 75% of the shares issuable upon exercise of outstanding Company Stock Options (calculated immediately prior to the Effective Time) that such holders agree that Company Stock Options will be exercisable exclusively for capital stock of Parent.

(o) Financial Statement Certifications. The Company shall deliver to Parent certifications executed by the Chief Executive Officer and Chief Financial Officer of the Company in substantially the form attached hereto as Exhibit H addressing (i) the accuracy of information presented in the Company Financials and (ii) the Company’s internal control over financial reporting.

(p) Questionnaire. Prior to the Closing, (i) each of the Company Shareholders who will receive Parent Common Stock in the Merger shall have executed and delivered a questionnaire in substantially the form attached hereto as Exhibit I indicating, with respect to all but 35 of such Company Shareholders, that such Company Shareholder is accredited, or (ii) Parent shall otherwise be satisfied in good faith that the offering of the Merger Shares hereunder shall be exempt from registration under Regulation D or Regulation S of the Securities Act.

(q) Lock Up Agreements. Prior to the Closing, (i) each of the Company Shareholders listed on Schedule 6.3(q) shall have executed and delivered to Parent a “Lock Up Agreement,” in the form attached hereto as Exhibit J, and such Lock Up Agreement shall be in full force and effect, and (ii) each of the holders of Company Preferred B Stock listed on Schedule 6.3(q) shall have executed and delivered to Parent a “Company Preferred B Stock Lock Up Agreement,” in the form attached hereto as Exhibit K.

(r) Line of Credit. The Loan and Security Agreement between the Company and Silicon Valley Bank dated as of August 22, 2003, as amended, shall have been terminated or shall terminate at the Effective Time pursuant to a written agreement of termination reasonably satisfactory to Parent, which agreement of termination shall provide that any security interest in the Company IP Rights held by Silicon Valley Bank shall terminate at the Effective Time.

Article VII

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION

AND REMEDIES; CONTINUING COVENANTS

7.1 Survival. If the Merger is consummated, the representations and warranties of the Parties contained in this Agreement, the Company Schedules and the Parent Schedules shall survive the Effective Time and remain in full force and effect, regardless of any investigation made by or on behalf of any of the Parties until the date that is fifteen months following the Closing Date of this Agreement (the “Escrow Termination Date”); provided, however, that the representations and warranties of the Company contained in Section 2.2 (Authority), Section 2.5 (Capitalization) and Section 2.16 (Taxes), and of Parent and Merger Sub contained in Section 3.2 (Authority), shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the Parties until the expiration of the applicable statute of limitations; provided further, however, that no right to indemnification pursuant to Article VII in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article VII or otherwise to seek recovery of Damages arising out of any fraud or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations with respect thereto. All covenants of the Parties (including the covenants set forth in Article IV and Article V) shall expire and be of no further force or effect as of the Escrow Termination Date, except to the extent such covenants provide that they are to be performed after the Escrow Termination Date; provided, however, that no right to indemnification pursuant to Article VII in respect of any claim based upon any breach of a covenant that is set forth in a Notice of Claim delivered prior to the expiration of such covenant shall be affected by the expiration of such covenant.

7.2 Agreement to Indemnify.

(a) Each Company Shareholder shall severally (based on each such holder’s Proportionate Interest), and not jointly, indemnify and hold harmless Parent and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Parties”) from and against any and all losses, reductions in value, costs, damages, liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs but net of any actual recovery by Parent in the nature of insurance, indemnity or otherwise from third parties) (collectively referred to as “Damages”), directly or indirectly arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company in this Agreement or the Company Schedules, to be true and correct in all material respects (except those representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.7 and 2.21, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date);

(ii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement;

(iii) any Excess Payments pursuant to Section 1.8(d); and

(iv) any Third Party Claim relating to any breach or failure referred to in clause (i) through (iii) above.

7.3 Limitations.

(a) If the Merger is consummated, in no event shall the total recovery of the Parent Indemnified Parties for indemnification under this Article VII exceed (i) the total Merger Consideration that all Company Shareholders are entitled to receive pursuant to Section 1.7(a) in respect of any claim for indemnification that is made pursuant to Section 7.2(a)(i) as a result of any failure of any representations and warranties of the Company contained in Section 2.2 (Authority), Section 2.5 (Capitalization) and Section 2.16 (Taxes) or (ii) the Escrow Amount for all other claims for indemnification made under this Article VII by the Parent Indemnified Parties, provided, however, that notwithstanding the foregoing, there shall be no limitation on the total recovery of the Parent Indemnified Parties for indemnification under this Article VII in the case of fraud or intentional misrepresentation by the Company. In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality or Material Adverse Effect standard contained in such representation or warranty shall be disregarded. Subject to, and except as otherwise provided in, the provisions of this Section 7.3(a), the Escrow Fund shall be the sole and exclusive remedy for any Damages arising out of any all claims relating to the subject matter of this Agreement other than claims made after the Escrow Termination Date but prior to the expiration of the applicable statute of limitations (as provided in Section 7.1). The maximum amount that may be recovered from any single Company Shareholder shall be limited to such Company Shareholder’s Proportionate Interest of the aggregate amount of the Merger Consideration.

(b) Notwithstanding anything contained herein to the contrary and except as provided below, no Parent Indemnified Person may receive any portion of the Escrow Amount in respect of any claim for indemnification unless and until Damages in an aggregate amount greater than $1,000,000 (the “Deductible”) have been incurred, paid or properly accrued, and then only to the extent that such aggregate amounts exceed the Deductible; provided, that breach of Section 5.1(a)(i) (Shares Issuable Upon Exercise) and Section 5.19 (Working Capital) shall not be subject to the Deductible; provided, further, that for purposes of calculating Damages incurred in connection with a breach of Section 5.1(a)(i), there shall be a credit applied to such Damages equal to the value of the shares of Parent Common Stock not issued in connection with the exercise of a Company Stock Option assumed by Parent pursuant to Section 5.1.

7.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person by a Company Shareholder for Damages under this Article VII.

(b) Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Shareholder Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount) promptly after Parent becomes aware of the existence of any potential claim by any Parent Indemnified Person for indemnification from the Effective Time under this Article VII, arising from or relating to:

(i) Any matter specified in Section 7.2; or

(ii) the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 7.2.

The period during which claims may be initiated (the “Claims Period”) for indemnification from the Escrow Amount shall commence at the Effective Time and terminate on the Escrow Termination Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with fraud or intentional misrepresentation by the Company shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations. Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Shareholder Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.

Until the expiration of the applicable Claims Period, no delay on the part of Parent in giving the Shareholder Representative a Notice of Claim shall relieve the Shareholder Representative from any of its obligations under this Article VII unless (and then only to the extent that) the Shareholder Representative or the Company Shareholders are materially prejudiced thereby.

7.5 Defense of Third-Party Claims.

(a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Shareholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Shareholder Representative does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Shareholder Representative shall have objected within 20 days after a written request for such consent by Parent.

7.6 Contents of Notice of Claim. Each Notice of Claim by Parent given pursuant to Section 7.4 shall contain the following information:

(i) that Parent or another Parent Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under this Article VII);

(ii) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related; and

(iii) a statement that either (a) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, do not satisfy the Deductible, (b) the Claims identified in such Notice of Claim (together with Claims set forth in all Notices of Claims theretofore delivered), individually or in the aggregate, satisfy the Deductible or (c) that the Deductible does not apply to such Claims.

7.7 Resolution of Notice of Claim. Each Notice of Claim given by Parent shall be resolved as follows:

(a) If, within 30 days after a Notice of Claim is received by the Shareholder Representative, the Shareholder Representative does not contest such Notice of Claim in writing to Parent (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Amount), the Shareholder Representative shall be conclusively deemed to have consented, on behalf of all Company Shareholders, to the recovery by the Parent Indemnified Person of the full amount of Damages (subject to the limits contained in this Article VII) specified in the Notice of Claim in accordance with this Article VII, including the forfeiture of all or a portion of the Escrow Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Shareholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Shareholder Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) (with a copy to the Escrow Agent) within the 30 day period specified in Section 7.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Parent and the Shareholder Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Parent of the written notice from the Shareholder Representative, by binding arbitration between Parent and the Shareholder Representative in accordance with the terms and provisions of Section 7.7(c) below. The Escrow Agent shall be entitled to rely on any such memorandum or agreement and shall distribute from the Escrow Amount in accordance with the terms of the memorandum or agreement.

(c) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators, to be selected as follows: within 15 days after such written notice is sent, Parent (on the one hand) and the Shareholder Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the Parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Amount in accordance with such decision.

(d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

7.8 Release of Remaining Escrow Property. Within 10 Business Days following the Escrow Termination Date, the Escrow Agent shall deliver to the Company Shareholders all of the remaining Escrow Amount (if any) in excess of any Escrow Amount that is necessary to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Shareholder Representative before the Escrow Termination Date. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Claims Period, then the Escrow Agent shall retain possession and custody of that portion of the Escrow Amount that equals the total maximum amount of Damages then being claimed by Parent Indemnified Persons in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Shareholders all of the remaining Escrow Property (if any) not required to satisfy such Claims.

7.9 Tax Consequences of Indemnification Payments. All payments (if any) made to a Parent Indemnified Person pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

7.10 Appointment of Representative.

(a) By voting to adopt this Agreement and approve the Merger or participating in the Merger and accepting the benefits thereof, each Company Shareholder shall be deemed to have approved the designation of and designates the Shareholder Representative as the representative of the Company Shareholders and as the attorney-in-fact and agent for and on behalf of each Company Shareholder with respect to claims for indemnification under this Article VII and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under this Agreement, including the exercise of the power to: (a) give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Parent of all or a portion of the Escrow Amount in satisfaction of indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article VII (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article VII or (ii) any dispute between any Parent Indemnified Person and any such holder, in each case relating to this Agreement or the Escrow Agreement; and (d) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. The Shareholder Representative shall have authority and power to act on behalf of each Company Shareholder with respect to the disposition, settlement or other handling of all claims under this Article VII and all rights or obligations arising under this Article VII. The Company Shareholders shall be bound by all actions taken and documents executed by the Shareholder Representative in connection with this Article VII, and Parent and other Parent Indemnified Persons shall be entitled to rely on any action or decision of the Shareholder Representative. The Shareholder Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Amount then on deposit with the Escrow Agent upon not less than 10 Business Days prior written notice to Parent. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Company Shareholders.

(b) In performing the functions specified in this Agreement, the Shareholder Representative shall not be liable to any Company Shareholder in the absence of gross negligence or willful misconduct on the part of the Shareholder Representative. Each Company Shareholder shall severally (based on each such holder’s Proportionate Interest), and not jointly, indemnify and hold harmless the Shareholder Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholder Representative. If not paid directly to the Shareholder Representative by the Company Shareholders, such losses, liabilities or expenses may be recovered by the Shareholder Representative from Escrow Amount otherwise distributable to the Company Shareholders (and not distributed or distributable to any Parent Indemnified Person or subject to a pending indemnification claim of any Parent Indemnified Person) following the Escrow Termination Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Company Shareholders according to their respective Proportionate Interests.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date:

(a) by mutual written consent executed and delivered by each Party and duly authorized by the board of directors of the Company and Parent;

(b) by either Parent or the Company, by giving written notice to the other Party, if: (i) the Effective Time has not occurred by October 31, 2006 as a result of a condition to Closing not having been satisfied prior to such date or otherwise (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

(d) by Parent if it is not in material breach of its obligations pursuant to this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not then be satisfied or if there has been any breach of Section 4.2; provided, however, that if such breach is reasonably likely to be curable by the Company within 15 Business Days through the exercise of commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement pursuant to this Section 8.1(d) unless such breach is not cured within 15 Business Days (but no cure period shall be required for a breach which by its nature cannot be cured); or

(e) by the Company if it is not in material breach of its obligations pursuant to this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is reasonably likely to be curable by Parent or Merger Sub within 15 Business Days through the exercise of commercially reasonable efforts, then for so long as Parent or Merger Sub continues to exercise such commercially reasonable efforts the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless such breach is not cured within 15 Business Days (but no cure period shall be required for a breach which by its nature cannot be cured).

Where action is taken to terminate this Agreement pursuant to Section 8.1, it shall be sufficient for such action to be authorized by the board of directors of the Party taking such action.

8.2 Effect of Termination. Except as set forth in Section 8.1, any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in this Section 8.2 and Article IX (general provisions, including expenses), each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

8.3 [RESERVED].

8.4 Amendment. Except as is otherwise required by applicable law, prior to the Closing, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by Parent and the Company; provided, however, that after the approval of this Agreement by the Company Shareholders, no amendment may be made which reduces the Merger Consideration or which effects any changes which would materially adversely affect the Company Shareholders without the further approval of the Company Shareholders. Except as is otherwise required by applicable law, after the Closing, this Agreement may be amended by the Parties at any time by execution of an instrument in writing executed by the Shareholder Representative in the case of the Company.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Article IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, next day delivery, or sent via telecopy (receipt confirmed) (provided a confirmation copy is also delivered by U.S. mail, postage prepaid) to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

SECURE COMPUTING CORPORATION

4810 Harwood Road

San Jose, California 95124

Attention: Mary

Facsimile No.: (408) 651-2714

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention: Kyle Guse

Facsimile No.: (650) 324-0638

(b) if to the Company to:

CIPHERTRUST, INC.

4800 North Point Parkway, Suite 400

Alpharetta, Georgia 30022

Attention: Jay Chaudhry

Facsimile No.: (678) 815-1155

with a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309-3521

Attention: Bill Roche

Facsimile No.: (404) 572-5133

(c) if to the Shareholder Representative to:

CT Shareholders’ Representative LLC

c/o Greylock Partners

880 Winter Street

Waltham, Massachusetts 02451

Attention: Don Sullivan

Facsimile No.: (781) 622-2300

and

CT Shareholders’ Representative LLC

c/o Anuj Grover

774 Piedmont Ave.

Suite B3

Atlanta, Georgia 30308

Facsimile No.: (770) 216-1675

9.2 Expenses. If the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be paid by Parent. At least three Business Days prior to Closing the Company will deliver a written statement of all Expenses incurred by the Company in connection with the Merger, including an estimate of any such expenses yet to be incurred or invoiced, which shall be certified by the Chief Financial Officer of the Company. Any Expenses incurred by or on behalf of the Company will not be taken into account in the calculation of Working Capital and the Permitted Dividend. If the Merger is not consummated, then each Party will be responsible for its own Expense.

9.3 Interpretation; Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

9.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder; provided however, that (i) the provisions of Sections 1.7, 5.3, 5.4, 5.14, and 5.18 are intended for the benefit of the Company Shareholders, (ii) the provisions of Section 5.1 are intended for the benefit of holders of the Company Stock Options, and (iii) the provisions of Section 5.15 are intended for the benefit of the Section 5.15 Indemnified Parties.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any court within Cook County, Illinois in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process.

9.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

*****

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

SECURE COMPUTING CORPORATION		PEACH ACQUISITION CORP.

By:	/s/ John McNulty	By:	/s/ Mary Budge

Name:	John McNulty	Name:	Mary Budge

Title:	Chairman, President and CEO	Title:	President

CIPHERTRUST, INC.

By:	/s/ Jay Chaudhry

Name:	Jay Chaudhry

Title:	CEO and Chairman

CT SHAREHOLDERS’ REPRESENTATIVE LLC

By:	/s/ Anuj Grover

Name:	Anuj Grover

Title:	Managing Member

By:	/s/ Donald A. Sullivan

Name:	Donald A. Sullivan

Title:	Managing Member

Exhibit A

ACTION OF THE SHAREHOLDERS

OF CIPHERTRUST, INC.

TAKEN BY WRITTEN CONSENT IN LIEU OF A MEETING

The undersigned (the “Shareholders”), representing a majority of the share ownership of CipherTrust, Inc., a Georgia corporation (the “Corporation”), pursuant to § 14-2-704 of the Official Code of Georgia (“O.C.G.A.”), in lieu of a meeting of the shareholders of the Corporation, hereby consent to the adoption of the following resolutions which shall have the same force and effect as a vote taken at a duly called and held meeting of the Shareholders and hereby direct that this consent action be filed with the minutes of the proceedings of the Shareholders of the Corporation:

Merger Agreement

WHEREAS, the board of directors of the Corporation (the “Board”) believes it is in the best interests of the Corporation and the Shareholders to adopt the Merger Agreement (the “Merger Agreement”), by and among the Corporation, Secure Computing Corporation (“Parent”) and Peach Acquisition Corp. (“Merger Sub”), in substantially the form attached hereto as Exhibit A, pursuant to which Merger Sub will merge with and into the Corporation, with the Corporation remaining as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board has submitted the Merger and Merger Agreement to the Shareholders, and has recommended that the Shareholders adopt and approve the Merger and the Merger Agreement;

WHEREAS, the Shareholders wish to waive any notice requirements under the O.C.G.A. in connection with the approval of the Merger and the Merger Agreement;

WHEREAS, after careful consideration of the Merger and the Merger Agreement and the transactions contemplated thereby, the Shareholders have determined, and do hereby determine, that it is advisable and in their best interest to approve and adopt the Merger Agreement and the Merger;

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to O.C.G.A. § 14-2-706, the Shareholders hereby waive any and all notice requirements under the O.C.G.A. in connection with the Merger, including the right to receive any material relating to the Merger pursuant to O.C.G.A. § 14-2-706(c)(2);

FURTHER RESOLVED, that the Merger and the terms and provisions of the Merger Agreement are hereby approved, adopted and authorized in all respects;

FURTHER RESOLVED, that the Chairman, Treasurer or Secretary of the Corporation (the “Authorized Officers”) be, and each of them hereby is, authorized to execute and deliver the Merger Agreement with such amendments, changes, additions and deletions as any of them may deem in their sole discretion to be in the best interests of, and approved on behalf of, the Corporation, and the Authorized Officers be, and each of them hereby is, authorized to evidence such approval by signing the Merger Agreement;

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers be, and each of them hereby is, authorized and directed to proceed on behalf of the Corporation and to take all such steps as deemed necessary or appropriate to cause the Corporation to effect any of the foregoing and to perform its obligations under the Merger Agreement and any other agreements entered into by the Corporation in connection therewith; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Corporation, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Corporation in connection with the transactions contemplated by these resolutions, and the transactions contemplated thereby are hereby approved, ratified and confirmed in all respects.

This consent may be executed in any number of counterparts, by telecopy or otherwise, each of which shall be an original and all of which shall constitute one and the same instrument.

*         *         *         *

IN WITNESS WHEREOF, the majority shareholders have executed this consent effective as of July     , 2006.

MAJORITY SHAREHOLDERS:

GREYLOCK XI LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
Its:	General Partner

By:
Name:
Title:

GREYLOCK XI-A LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
Its:	General Partner

By:
Name:
Title:

GREYLOCK XI PRINCIPALS LLC

By:
Name:
Title:

USVP VIII AFFILIATES FUND, L.P.
USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
USVP ENTREPRENEUR PARTNERS VIII-B, L.P.
U.S. VENTURE PARTNERS VIII, L.P.

By:	Presidio Management Group VIII, L.L.C.
The General Partner of each

By:
Name:
Title:

[signature page to Action of the Majority of the Shareholders of CipherTrust, Inc.]

BATTERY VENTURES VI, L.P.

By:	Battery Partners VI, LLC
Its:	General Partner

By:
Name:
Title:

BATTERY INVESTMENT PARTNERS VI, LLC

By:
Name:
Title:

SILICON VALLEY BANCVENTURES, L.P.

By:	Silicon Valley BancVentures, Inc.
Its:	General Partner

By:
Name:
Title:

NORO-MOSELEY PARTNERS V, L.P.

By:	Moseley & Co. V
Its:	General Partner

By:
Name:
Title:

[signature page to Action of the Majority of the Shareholders of CipherTrust, Inc.]

JAY CHAUDHRY

JYOTI CHAUDHRY

JAY AND JYOTI CHAUDHRY IRREVOCABLE TRUST 1999

By:
Name:
Title:

JYOTI CHAUDHRY FAMILY TRUST

By:
Name:
Title:

JUPITER VENTURES, LLC

By:
Name:
Title:

SYS VENTURES

By:
Name:
Title:

[signature page to Action of the Majority of the Shareholders of CipherTrust, Inc.]

LAWRENCE HUGHES

LENARD M. HUGHES

REMEDIOS G. HUGHES

LAWRENCE E. HUGHES, IV

By:
Name:	Remedios G. Hughes
Title:	Custodian

DYLAN HUGHES

By:
Name:	Remedios G. Hughes
Title:	Custodian

BRONWEN HUGHES

By:
Name:	Remedios G. Hughes
Title:	Custodian

HUGHES FAMILY HOLDINGS, LLC

By:
Name:
Title:

[signature page to Action of the Majority of the Shareholders of CipherTrust, Inc.]

Exhibit B

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of August [    ], 2006 (the “Closing Date”), is entered into by and among Secure Computing Corporation, a Delaware corporation (“Buyer”), CT Shareholders’ Representative LLC, the entity (the “Shareholders’ Representative”) appointed to act as representative of the shareholders of CipherTrust, Inc., a Georgia corporation (the “Acquired Company”), and                             , or its successor as provided in Section 5(i) hereof, each as escrow agent (“Escrow Agent”). Capitalized terms used herein, but not otherwise defined, shall have the respective meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated July 11, 2006 (the “Merger Agreement”), by and among Buyer, Peach Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Buyer (the “Acquisition Subsidiary”), the Acquired Company and the Shareholders’ Representative.

WHEREAS, pursuant to the Merger Agreement, Buyer will acquire all of the equity securities of the Acquired Company for cash and stock through a reverse subsidiary merger of the Acquisition Subsidiary with and into the Acquired Company on the terms set forth in the Merger Agreement;

WHEREAS, the Shareholders’ Representative is the agent and representative of the shareholders of the Acquired Company (the “Shareholders”), and has the full power, authority and discretion, to act for and on behalf of the Shareholders in regards to the Shareholders’ rights under this Agreement and the Merger Agreement including the resolution of all claims for indemnification under the Merger Agreement; and

WHEREAS, this Agreement is entered into pursuant to Section 1.7(c) of the Merger Agreement to establish a source of funds for the indemnification obligations of the Shareholders which may arise pursuant to Article VII of the Merger Agreement;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW

(a) On the Closing Date, Buyer shall deposit with Escrow Agent (i) $18,500,000 by wire transfer in immediately available funds (the “Escrow Cash”) to the account of Escrow Agent referenced on Schedule A hereto, and (ii) a stock certificate (as such certificate may be canceled and reissued in accordance with Section 3(a), the “Escrow Stock Certificate”) issued in the name of the Shareholders’ Representative representing 1,000,000 shares of the Buyer’s common stock (as such shares may be reduced in accordance with Section 3(a), the “Escrow Stock”), and Escrow Agent shall acknowledge receipt of the Escrow Cash and the Escrow Stock. The Escrow Cash

(together with any earnings thereon) and the Escrow Stock (together with any dividends or other distributions payable with respect thereto), as they may be reduced by any Claims, disbursements, amounts withdrawn under Section 5(j) or losses on investments, are collectively referred to in this Agreement as the “Escrow Fund.”

(b) Buyer and the Shareholders’ Representative hereby appoint Escrow Agent as escrow agent under this Agreement, and Escrow Agent hereby agrees to act as escrow agent to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Fund shall be held by Escrow Agent in separate accounts maintained for such purpose.

(c) The Escrow Stock will be reflected as issued and outstanding shares on the Buyer’s balance sheet. All dividends paid by the Buyer, if any, with respect to the Escrow stock shall be distributed by the Escrow Agent to the Shareholders within [30] business days following receipt of such dividend by the Escrow Agent, with each Shareholder to receive an amount equal to the aggregate amount of such dividend, multiplied by the percentage set forth opposite such Shareholder’s name under the heading “Escrow Stock Percentage” on Schedule C hereto. The Shareholders’ Representative will have voting rights with respect to the Escrow Stock so long as such Escrow Stock is held in escrow, and Parent shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Stock remains in the Escrow Agent’s possession pursuant to this Agreement, the Shareholders’ Representative will retain and will be able to exercise all other incidents of ownership of said Escrow Stock which are not inconsistent with the terms and conditions of this Agreement. Subject to the rights of Parent under the Merger Agreement and this Escrow Agreement, all beneficial interest in the Escrow Stock shall be the property of the Shareholders’ Representative from and after the Closing, and Parent shall have no interest therein. None of the rights of the Shareholders’ Representative hereunder shall be transferable except as otherwise provided by law.

(d) The Escrow Fund will not be available to set off any obligations the Shareholders’ Representative or Buyer owes to Escrow Agent in any capacity, except as expressly provided in this Agreement.

2. INVESTMENT OF ESCROW CASH

Escrow Agent shall invest the Escrow Cash as Buyer and the Shareholders’ Representative may from time to time jointly instruct Escrow Agent in writing in (i) savings accounts with, or certificates of deposit issued by, federally chartered banks or trust companies, the assets of which are at least $100,000,000 in excess of their liabilities, (ii) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (iii) commercial paper rated in the highest grade by a nationally recognized credit rating agency or (iv) an STI Classic Money Market Fund (as long as such money market fund is rated AAA by a nationally recognized credit rating agency), until disbursement of all the Escrow Cash. Unless instructed otherwise in writing, Escrow Agent shall invest all the Escrow Cash in an STI Classic Money Market Fund. The Escrow Agent shall have no liability for any loss or diminution in the Escrow Cash resulting from investments made in accordance with the provisions of this

Agreement. All income from such investments shall be reinvested and held by Escrow Agent as a part of the Escrow Cash. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

3. CLAIMS

(a) During the Survival Period, Buyer may give written notice (a “Notice of Claim”) to the Shareholders’ Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article VII of the Merger Agreement; Buyer may make more than one claim with respect to any underlying state of facts. If the Shareholders’ Representative gives written notice to Escrow Agent disputing any Claim (a “Contested Claim”) within 30 calendar days following receipt by Escrow Agent of the Notice of Claim, such Claim shall be resolved as provided in Section 3(c) of this Agreement. If no Contested Claim is received by Escrow Agent within such 30 calendar-day period, then the dollar amount of damages claimed by Buyer (the “Claim Amount”) as set forth in its Notice of Claim shall be deemed established for purposes of this Agreement and the Merger Agreement, and Escrow Agent shall pay the claim in accordance with Section 3(b). Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement. As used herein, “Survival Period” means the 15-month period following the date of this Agreement

(b) At the end of the 30 calendar-day period set forth in Section 3(a) (or within 30 calendar days following receipt of joint written instructions of Buyer and the Shareholders’ Representative or notice of a Final Decision, as the case may be), Escrow Agent shall pay the applicable Claim as follows:

(i) An amount equal to [__]% [NOTE: Cash and stock to be disbursed by Escrow Agent will be in the same proportion as such forms of consideration constitute the initial Escrow Fund] of the Claim Amount will be wire transferred in immediately available funds out of the Escrow Cash to an account designated by Buyer.

(ii) Escrow Agent shall surrender the Escrow Stock Certificate to Wells Fargo Bank Shareowner Services, Buyer’s exchange agent (the “Exchange Agent”), for cancellation. The Exchange Agent will deliver a new Escrow Stock Certificate to the Escrow Agent, issued to the Shareholders’ Representative, representing the number of shares of Buyer’s common stock equal to (x) the number of shares of Buyer’s common stock represented by the canceled Escrow Stock Certificate minus (y) the number of shares of Buyer’s common stock obtained by dividing (1) the product of [__]% and the Claim Amount by (2) the price per share of Buyer’s common stock as of the day immediately preceding the day the Claim is paid. Upon the request of the Escrow Agent, Buyer and the Shareholders’ Representative will deliver a joint written instruction to the Exchange Agent and the Escrow Agent setting forth the number of shares of Buyer’s common stock represented by the Claim Amount as well as the number of shares of Buyer’s common stock for which the new Escrow Stock Certificate will be issued.

(c) If a Contested Claim is received by Escrow Agent as provided in Section 3(a) of this Agreement with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and the Shareholders’ Representative or (ii) a written notification from Buyer of a final decision, order, judgment or decree of an arbitrator or court of competent jurisdiction (a “Final Decision”), which notification shall attach a copy of such Final Decision.

(d) All disbursements made by Escrow Agent pursuant to this Section 3 shall be made (i) in the case of the Escrow Cash, by wire transfer of immediately available funds to the account or accounts designated in writing to Escrow Agent by Buyer, or (ii) in the case of the Escrow Stock, by surrendering to the Buyer the Escrow Stock Certificate for cancellation and reissuance pursuant to Section 3(b)(ii).

4. TERMINATION OF ESCROW

(a) Within 10 business days following the termination of the Survival Period, Escrow Agent shall pay and distribute any then-remaining amount of the Escrow Fund to the Shareholders as follows:

(i) With respect to the Escrow Cash, subject to Section 4(b), Escrow Agent shall pay to each Shareholder an amount equal to such Shareholder’s percentage interest in the Escrow Cash as set forth opposite such Shareholder’s name under the heading “Escrow Cash Percentage” on Schedule B hereto. Notwithstanding the immediately preceding sentence, any Excess Escrow Cash (as defined below) shall not be distributed to the Shareholders, but shall be distributed to the Buyer. As used herein, “Excess Escrow Cash” means any Escrow Cash in excess of an amount equal to the sum of (i) $18,500,000 plus (ii) an amount calculated in a manner similar to interest at a rate of 15% per annum, compounded annually, on a notional principal amount of $18,500,000, calculated from the Effective Time through the date that the Escrow Cash otherwise would be distributable to the Shareholders.

(ii) With respect to the Escrow Stock, Escrow Agent shall surrender the Escrow Stock Certificate to the Exchange Agent for cancellation. The Exchange Agent shall reissue stock certificates representing shares of Buyer’s common stock to each Shareholder set forth on Schedule C hereto. Subject to Section 4(b), the Exchange Agent shall issue to each such Shareholder the number of shares of Buyer’s common stock obtained by multiplying the then-remaining Escrow Stock by the percentage set forth opposite such Shareholder’s name under the heading “Escrow Stock Percentage” on Schedule C hereto.

(b) Notwithstanding Section 4(a), if any unresolved, unsatisfied or disputed Claims are pending at the expiration of the Survival Period (the “Pending Claims”), the Escrow Agent shall retain the following from the Escrow Fund:

(i) With respect to the Escrow Cash, an amount equal to [__]% of the total maximum dollar value of the Pending Claims, together with any earnings attributable to such amounts.

(ii) With respect to the Escrow Stock, the Escrow Agent shall instruct the Exchange Agent to issue to the Escrow Agent a stock certificate representing the number of shares of Buyer’s common stock equal to the value of [__]% of the total maximum dollar value of the Pending Claims, with a pro rata reduction in each of the stock certificates to be issued to the Shareholders pursuant to Section 4(a)(ii). Upon the request of the Escrow Agent, Buyer and the Shareholders’ Representative will deliver a joint written instruction to the Exchange Agent and the Escrow Agent setting forth the number of shares of Buyer’s common stock represented by the Pending Claims, the number of shares of Buyer’s common stock for which the new Escrow Stock Certificate will be issued, and the number of shares of Buyer’s common stock to be issued to the Shareholders.

Upon receipt by Escrow Agent of the joint written instructions of Buyer and the Shareholders’ Representative or notice of a Final Decision as contemplated by Section 3(c) of this Agreement, the Escrow Agent shall disburse the remaining Escrow Fund in accordance with Section 4(a).

(c) All disbursements of Escrow Cash made by Escrow Agent pursuant to this Section 4 shall be made by wire transfer of immediately available funds to the account or accounts designated in writing to Escrow Agent by Buyer or the Shareholders’ Representative, as applicable. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds or stock effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Agreement.

5. DUTIES OF ESCROW AGENT

(a) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent shall have no liability under and no duty to take notice of or inquire as to the provisions of any agreement (including but not limited to the Merger Agreement) other than this Agreement. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Buyer or the Shareholders’ Representative. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall reasonably believe to be genuine and to have been signed or presented by Buyer and/or the Shareholders’ Representative. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which Escrow Cash is deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, or relating to any dispute hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or advice of such counsel. Buyer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Fund, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Fund is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of Buyer or the Shareholders’ Representative or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(b) From and at all times after the date of this Agreement, Buyer and the Shareholders’ Representative, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, reasonable costs and reasonable expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Buyer or the Shareholders’ Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Indemnified Parties under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising directly or indirectly from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Buyer. The obligations of Buyer and the Shareholders’ Representative under this Section 5(b) shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(c) Escrow Agent shall not be liable for any losses, liabilities, claims, actions, damages or expenses arising out of or in connection with this Agreement, unless arising out of Escrow Agent’s own gross negligence or willful misconduct. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

(d) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document on behalf of Buyer or the Shareholders’ Representative in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(e) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(f) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to any Tax. On or before the execution and delivery of this Agreement, the Shareholders’ Representative, on behalf of the Shareholders, will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification or applicable Forms W-8 in the case of non-U.S. persons. This Section 5(f) of this Agreement shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(g) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(h) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(i) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor Escrow Agent (including a court of competent jurisdiction) or (b) the day which is 30 calendar days after the date of delivery of its written notice of resignation to Buyer and the Shareholders’ Representative. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent, a joint written disposition instruction by the other parties hereto or notice from Buyer of a Final Decision, or Escrow Agent’s deposit of the Escrow Fund into the registry of a court of competent jurisdiction.

(j) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a notice from Buyer of a Final Decision directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such Final Decision or agreement. In the event of any such disagreement as described above, Escrow Agent shall have the right, in addition to the rights described above and at the election of Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Escrow Fund and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent. Upon such tender, the parties hereto agree that Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing and discharge of Escrow Agent of its duties hereunder.

(k) Buyer and the Shareholders’ Representative shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 5(k) shall be payable 50% by Buyer and 50% by the Shareholders’ Representative upon demand by Escrow Agent. The obligations of Buyer and the Shareholders’ Representative under this Section 5(k) shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Escrow Agent is authorized to, and may, disburse to itself from the Escrow Fund, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 5(b) hereof) after providing 10 business-days prior written notice to Buyer and the Shareholders’ representative. Escrow Agent shall notify Buyer and the Shareholders’ Representative of any disbursement from the Escrow Fund to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Buyer and the Shareholders’ Representative copies of all related invoices and other statements. Buyer and the Shareholders’ Representative hereby grant to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Fund to secure all obligations with respect to the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 5(b) hereof) against the Escrow Fund. If for any reason funds in the Escrow Fund are insufficient to cover such compensation and reimbursement, Buyer and the Shareholders’ Representative jointly and severally agree promptly to pay such amounts to Escrow Agent or any Indemnified Party upon receipt of a complete and accurate itemized invoice.

(l) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

6. LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

7. OWNERSHIP FOR TAX PURPOSES

The Buyer and the Shareholders’ Representative agree that, for purposes of any Tax, the Buyer will be treated as the owner of the Escrow Cash, including all income, if any, that is earned on, or derived from, the Escrow Cash until such time as such Escrow Cash is distributed to the Buyer or the Shareholders’ Representative, and that the Buyer will include such income, if any, in its taxable income in the taxable year or years in which such income is properly includible and pay any Taxes attributable thereto; provided, however, that the Buyer shall be reimbursed from the Escrow Fund for the payment of such taxes as follows: (i) not later than seven Business Days prior to each of April 15, June 15, September 15, and December 15 (each, an “Estimated Tax Date”), Escrow Agent shall provide the Buyer with an estimate of the taxable income attributable to the Escrow Fund for the Buyer’s estimated tax period ending immediately prior to the Estimated Tax Date; (ii) not later than five Business Days prior to the Estimated Tax Date, the Buyer shall provide the Escrow Agent with a schedule setting forth the amount of taxes payable by the Buyer with respect to such taxable income, taking into account the highest marginal federal, state and local tax rates applicable to the Buyer for such tax period and the deductibility of state and local income taxes for U.S. federal income tax purposes; and (iii) not later than three Business Days prior to the Estimated Tax Date, the Escrow Agent shall release to an account designated by the Buyer an amount, in cash, equal to such taxes payable by the Buyer. Notwithstanding anything to the contrary herein provided, Escrow Agent shall have no duty to prepare or file any Tax Return with respect to the Escrow Fund or any income earned thereon.

8. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Shareholders’
Representative:	CT Shareholders’ Representative LLC
c/o Greylock Partners
880 Winter Street
Waltham, Massachusetts 02451
Attention: Don Sullivan

and

CT Shareholders’ Representative LLC
c/o Anuj Grover
774 Piedmont Ave.
Suite B3
Atlanta, Georgia 30308
Facsimile No.: (770) 216-1675

Buyer:	Secure Computing, Inc.
4810 Harwood Drive
San Jose, California 95126
Attn.: John McNulty
Facsimile No.: (651) 628-2714

with a copy to:	Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 94025
Attn.: Kyle Guse
Facsimile No.: (650) 324-0638

Escrow Agent:

9. JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.

11. SECTION HEADINGS

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13. EXCLUSIVE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, the Shareholders’ Representative and Escrow Agent.

14. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

15. ENFORCEABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. ASSIGNMENT

This Agreement may be assigned by Buyer to any of its Affiliates with prior written notice to Escrow Agent and with the prior written consent of the Shareholders’ Representative, not to be unreasonably withheld, and will be binding upon and inure to the benefit of any such Affiliate. If the Escrow Agent reasonably deems it necessary, an amendment to this Agreement evidencing any such assignment shall be executed and delivered.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

“BUYER”

SECURE COMPUTING CORPORATION

By:
Name:
Title:

“SHAREHOLDERS’ REPRESENTATIVE”

CT SHAREHOLDERS’ REPRESENTATIVE LLC

By:
Name:
Title:

“ESCROW AGENT”

By:
Name:
Title:

[signature page to Escrow Agreement]

Exhibit C

FORM OF HELLER EHRMAN LEGAL OPINION

1. Parent has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2. Parent has all requisite corporate power and authority to execute and deliver the Agreement and the Escrow Agreement and to consummate the transactions contemplated thereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Parent. Parent has all requisite corporate power and authority to own, lease and operate and to carry on its business as now being conducted.

3. The execution and delivery of the Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent, and the Agreement and the Escrow Agreement have been duly and validly executed and delivered on behalf of Parent.

4. Each of the Agreement and the Escrow Agreement, if applicable, is a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, respectively, in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5. No California or federal governmental consents, approvals, authorizations, registrations, declarations or filings are required for the execution and delivery of the Agreement or the Escrow Agreement, if applicable, on behalf of Parent or Merger Sub and consummation by Parent and Merger Sub of the transactions contemplated by the Agreement and the Escrow Agreement, if applicable.

6. Neither the execution and delivery of the Agreement and the Escrow Agreement, if applicable, on behalf of Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by the Agreement and the Escrow Agreement, if applicable, will (a) conflict or result in any violation of any provision of the certificate of incorporation or bylaws of Parent, (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, or by which any of their properties or assets may be bound or (c) result in a violation or breach of, or constitute a default under, any term of any agreements, instruments, judgments or decrees identified in the Officer’s Certificate, except as set forth in the Parent Schedules.

7. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, $0.01 par value, and 2,000,000 shares of Parent Preferred Stock, $0.01 par value, of which 700,000 shares have been designated as Series A Preferred Stock.

8. The Shares, when issued in compliance with the Agreement, will be duly authorized, validly issued, fully paid, and non-assessable; provided, however, that the Shares may be subject to restrictions on transfer under state and federal securities laws.

9. The offer and sale of the Shares, to the extent that such offer and sale does not involve a public offering, will be exempt from the registration requirements of the Securities Act of 1933, as amended.

2

Exhibit D

FORM OF KING & SPALDING LEGAL OPINION

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Georgia.

2. The Company has all requisite corporate power and authority to execute and deliver the Agreement and the Escrow Agreement and to consummate the transactions contemplated thereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by the Company. The Company has all requisite corporate power and authority to own, lease and operate and to carry on its business as now being conducted.

3. The execution and delivery of the Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, and the Agreement and the Escrow Agreement have been duly and validly executed and delivered on behalf of the Company.

4. Each of the Agreement and the Escrow Agreement, if applicable, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5. No Georgia or federal governmental consents, approvals, authorizations, registrations, declarations or filings are required for the execution and delivery of the Agreement or the Escrow Agreement, if applicable, on behalf of the Company and consummation by Company of the transactions contemplated by the Agreement and the Escrow Agreement, if applicable.

6. Neither the execution and delivery of the Agreement and the Escrow Agreement, if applicable, on behalf of the Company nor the consummation by the Company of the transactions contemplated by the Agreement and the Escrow Agreement, if applicable, will (a) conflict or result in any violation of any provision of the articles of incorporation or bylaws of the Company, (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, or by which any of its properties or assets may be bound or (c) result in a violation or breach of, or constitute a default under, any term of any agreements, instruments, judgments or decrees identified in the Officer’s Certificate, except as set forth in the Company Schedules.

7. The authorized capital stock of the Company consists of 55,000,000 shares of Company Common Stock, $0.001 par value per share,              shares of which are issued and outstanding, 21,000,000 shares of Company Preferred A-1 Stock, $.001 par value per share,              shares of which are issued and outstanding, 7,000,000 shares of Company Preferred A-2 Stock, par value $.001 per share,              shares of which are issued and outstanding, 6,000,000 shares of Company Preferred A-3 Stock, par value $.001 per share,              shares of which are issued and outstanding, and 8,611,852 shares of Company Preferred B Stock, $.001 par value per share,              shares of which are issued and outstanding. The Company has authorized the grant of              options to purchase shares of the Company Common Stock pursuant to the Company’s 2000 Stock Option Plan, and              options have been issued and are outstanding.

8. To our knowledge, except as set forth in the Company Schedules, there is no action, suit, proceeding or investigation pending against the Company.

2

Exhibit E

SECURE COMPUTING CORPORATION

EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with SECURE COMPUTING CORPORATION, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment/Termination of Employment.

(a) I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE CHIEF EXECUTIVE OFFICER OF THE COMPANY. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

(b)	The Company shall have the right, on written notice to you,

(i)	to terminate your employment immediately at any time for cause, or

(ii)	to terminate your employment at any time without cause provided the Company shall be obligated in either case to pay to you as severance an amount equal to six month’s base salary less applicable taxes and other required withholdings and any amount you may owe to the Company, payable in full immediately upon such termination. Such severance payment shall be contingent upon you signing a Separation and Release Agreement in a form satisfactory to the Company which assures, among other things, that you will not commence any type of litigation or other claims as a result of the termination.

(c) For purposes of this Section, you may be terminated for cause if, in the reasonable determination of the Company’s Chief Executive Officer (CEO), you are convicted of any felony or of any crime involving moral turpitude, or participate in fraud against the Company, or intentionally damage any property of the Company, or wrongfully disclose any trade secrets or other confidential information of the Company to any of its competitors, or materially breach Section 2 (Confidential Information) of this Agreement.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Chief Executive Officer of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which is developed entirely on my own time and (i) does not relate directly or indirectly to the Company’s business or to its actual or demonstrably anticipated research or development; or (ii) does not result from any work performed by me for the Company.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Covenant Not to Compete. To the full extent permitted by law, I agree that during the course of my employment with Secure Computing and for a period of twelve (12) months after the termination of my employment (whether voluntary or involuntary), I will not directly or indirectly solicit, offer to provide, or provide any services similar to those Secure Computing offers to any individual or entity with whom I worked during the last twelve (12) months of my employment with Secure Computing or for any for any individual or entity which is directly or indirectly competitive with Secure Computing’s business, unless I have written consent of Secure Computing.

8. Non-solicitation.

(a) Non-solicitation of Employees. To the full extent permitted by law, for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, I shall not, by myself or in collaboration with others, either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or any other person or entity.

(b) Non-solicitation of Business. To the full extent permitted by law, for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, I will not divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers or potential customers during the twelve (12) months prior to my termination of employment.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

(a) Arbitration. EXCEPT AS PROVIDED IN SECTION 11(b) BELOW, I AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, SHALL BE SETTLED BY ARBITRATION TO BE HELD IN RAMSEY COUNTY, MINNESOTA, IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION. THE COMPANY AND I SHALL EACH PAY ONE-HALF OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH OF US SHALL SEPARATELY PAY OUR COUNSEL FEES AND EXPENSES.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP (EXCEPT AS PROVIDED IN SECTION 10(b) BELOW), INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i. ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii. ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;

iii. ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

(b) Equitable Remedies. I AGREE THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY’S DAMAGES FROM ANY BREACH OF THE COVENANTS SET FORTH IN SECTIONS 2, 3, AND 5 HEREIN. ACCORDINGLY, I AGREE THAT IF I BREACH ANY OF SUCH SECTIONS, THE COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT. I FURTHER AGREE THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

(c) Consideration. I UNDERSTAND THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE. I FURTHER UNDERSTAND THAT I AM OFFERED EMPLOYMENT IN CONSIDERATION OF MY PROMISE TO ARBITRATE CLAIMS.

11.	General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Minnesota. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Minnesota for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:
Signature

Name of Employee (typed or printed)
Witness:

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

         No inventions or improvements

         Additional Sheets Attached

Signature of Employee: ____________________

Print Name of Employee: __________________

Date:	_______________________

Exhibit B

SECURE COMPUTING CORPORATION

TERMINATION CERTIFICATION

In accordance with my Employment Agreement, I hereby certify to the following:

I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to SECURE COMPUTING CORPORATION, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I have complied with all the terms of the Company’s Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

In compliance with the Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not directly or indirectly through others, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or engage in any behavior that is in violation of my ongoing responsibilities under my Employment Agreement.

Date:
(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit F

Form of Non-Compete Agreement

To the full extent permitted by law, I agree that during the course of my employment with Secure Computing or Peach Acquisition Corp., and for a period of twelve (12) months after the termination of my employment (whether voluntary or involuntary), I will not directly or indirectly solicit, offer to provide, or provide any services similar to those Secure Computing or Peach Acquisition Corp. offers to any individual or entity with whom I worked during the last twelve (12) months of my employment with Secure Computing or Peach Acquisition Corp. or for any for any individual or entity which is directly or indirectly competitive with Secure Computing’s or Peach Acquisition Corp.’s business, unless I have written consent of Secure Computing.

_____________________________

Employee

_____________________________

Date

Exhibit G

LETTER OF TRANSMITTAL

Exchange of Common Stock of                      (CUSIP #                     )

for Shares of Secure Computing Corporation

On                     , 2006, Secure Computing Corporation, a Delaware corporation (“Secure”), announced that it has entered into an Agreement and Plan of Merger dated as of                     , 2006 (the “Merger Agreement”) with CipherTrust, Inc., a Georgia corporation and a wholly-owned subsidiary of Secure (“CipherTrust”), and Peach Acquisition Corp., a Georgia corporation (“Merger Sub”), providing for the merger of Merger Sub with and into CipherTrust (the “Merger”), with CipherTrust surviving the Merger as a wholly-owned subsidiary of Secure. As a result of the Merger, Secure will issue                      shares of Secure common stock and $             in cash for each outstanding share of CipherTrust common stock as soon as practicable after                     , 2006.

All shareholders must complete Boxes A, B, and G. Please also read the “General Instructions”, on page 2.

FOR OFFICE USE ONLY	Debit shares Partial Alt. Payee One Time Del. Approved Input Audit Mailed

BOX A – Signature of Registered Shareholders	BOX B – Certificate(s) Enclosed
(Must be signed by all registered shareholders)	Certificate Number(s) (Attach additional signed list, if necessary)	Number of Shares Represented by Each Certificate
Signature

Signature

Telephone Number	Total Shares Surrendered:

Lost Certificates. I have lost my certificate(s) for                      shares and require assistance in replacing the shares.

BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the shares are to be issued in the name(s) of someone other than the registered holder(s) in Box E. ISSUE TO:	To be completed ONLY if the shares are to be delivered to an address other than that in Box E. MAIL TO:

Name	Name

Street Address	Street Address

City, State and Zip Code	City, State and Zip Code

Please remember to complete and sign the Substitute Form W-9 in Box G on the next page or, if applicable, the enclosed W-8BEN form.

BOX E - Name and Address of Registered Holder(s)	BOX F – Signature Guarantee
Please make any address corrections below	If you have completed Box C, your signature must be Medallion Guaranteed by an eligible financial institution.
indicates permanent address change

Note: A notarization by a notary public is not acceptable

BOX G - Important Tax Information - Substitute Form W-9
Please provide the Taxpayer Identification Number (“TIN”) of the person or entity receiving payment for the above described shares. This box must be signed by that person or entity, thereby making the following certification:	Tax ID or Social Security Number

CERTIFICATION – Under penalties of perjury, the undersigned hereby certifies the following:

(1) The TIN shown above is the correct TIN of the person who is submitting this Letter of Transmittal and who is required by law to provide such TIN, or such person is waiting for a TIN to be issued, and (2) the person who is submitting this Letter of Transmittal and who is required by law to provide such TIN is not subject to backup withholding because such person has not been notified by the Internal Revenue Service (“IRS”) that such person is subject to backup withholding, or because the IRS has notified such person that he or she is no longer subject to backup withholding, or because such person is an exempt payee; (3) I am a US citizen or US resident alien.

Signature:                                                                                                                                                 Date:

NOTICE TO NON-RESIDENT ALIENS (SHAREHOLDERS WHOSE CITIZENSHIP IS IN A COUNTRY OTHER THAN THE UNITED STATES): THE ENCLOSED W-8BEN FORM MUST BE COMPLETED AND RETURNED FOR CERTIFICATION OF FOREIGN STATUS. FAILURE TO DO SO WILL SUBJECT YOU TO WITHHOLDING UP TO 30% OF ANY PAYMENT DUE.

General Instructions

Please read this information carefully.

•	BOX A-Signatures: All registered shareholders must sign as indicated in Box A. If you are signing on behalf of a registered shareholder or entity your signature must include your legal capacity.

YOUR GUARANTOR (BANK/BROKER) WILL REQUIRE PROOF OF YOUR AUTHORITY TO ACT. CONSULT YOUR GUARANTOR FOR THEIR SPECIFIC REQUIREMENTS. YOU OR YOUR GUARANTOR MAY ACCESS THE SECURITIES TRANSFER ASSOCIATION (STA) RECOMMENDED REQUIREMENTS ON-LINE AT www.stai.org.

•	BOX B-Certificate Detail: List all certificate numbers and shares submitted in Box B. Any book-entry shares held by you will be automatically exchanged upon receipt of this properly completed Letter of Transmittal. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to Wells Fargo Shareowner Services. You will be contacted if a fee and/or additional documents are required to replace lost certificates.

•	BOX C-New Registration: Provide the new registration instructions (name, address and tax identification number) in Box C. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the Custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If this transaction results in proceeds at or above $6,000,000.00 in value please contact Wells Fargo Shareowner Services at the number listed below.

•	BOX D-One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction.

•	BOX E-Current Name and Address of Registered Shareholder: If your permanent address should be changed on Wells Fargo Shareowner Services records, please make the necessary changes in Box E.

•	BOX F-Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the shares will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•	BOX G-Important Tax Information - Substitute Form W-9: Please provide your social security or other tax identification number on the Substitute Form W-9 and certify that you are not subject to backup withholding. Failure to do so will subject you to the applicable federal income tax withholding from any cash payment made to you pursuant to the exchange.

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you.

•	Returning Certificates: Return this Letter of Transmittal with the certificate(s) to be exchanged only to Wells Fargo Shareowner Services at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your shares.

By Mail to	By Overnight Courier or Hand-Delivery to:
Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
Corporate Actions Department	Corporate Actions Department
P.O. Box 64858	161 North Concord Exchange
St. Paul, MN 55164-0858	South St. Paul, MN 55075

For additional information please contact our Shareowner Relations Department at 1-877-536-3552.

2

Exhibit H

FORM OF CERTIFICATION

I, [            ], certify that:

1.	I have reviewed the following financial statements of CipherTrust, Inc. (the “Company”): (i) the Company’s audited consolidated balance sheet and related consolidated statement of income and cash flows as of and for the fiscal years ended December 31, 2004 and 2005; and (ii) the Company’s unaudited consolidated balance sheet as of March 31, 2006 and related statements of income and cash flows for the three months then ended (the financial statements in (i) and (ii) collectively referred to herein as the “Company Financials”);

2.	Based on my knowledge, the financial statements, and other financial information included in the Company Financials, fairly present in all material respects the financial condition, results of operations, and cash flows of the Company as of, and for, the periods presented in the Company Financials;

3.	The Company’s other certifying officer and I are responsible for internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Company and, except as set forth on Schedule A hereto, have:

a.	Designed such internal controls over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and

b.	Disclosed in the Company Financials any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

4.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the audit committee of the Company’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.	This Certification shall not in any way alter, amend or supplement the Company’s representations and warranties in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July [_], 2006, among Secure Computing Corporation, Peach Acquisition Corp. and the Company.

6.	I shall have no personal liability to any of the parties to the Merger Agreement in connection with this Certification.

Date: [            ], 2006

By:
[ ]

EXHIBIT I

SHAREHOLDER CERTIFICATE

The undersigned is aware that pursuant to an Agreement and Plan of Merger, dated as of July             , 2006 (the “Agreement”), entered into by and among Secure Computing, Inc., a Delaware corporation (“Secure”), Peach Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Secure (“Sub”), and CipherTrust, Inc., a Georgia corporation (the “Company”), Sub will merge within and into the Company (the “Merger”) and all shares of the Company’s Capital Stock will be exchanged for the Merger Consideration. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

The undersigned understands that the execution of this Certificate is a condition precedent to the undersigned’s receipt of a portion of Merger Consideration in the Merger (pursuant to the terms and conditions of the Agreement).

The undersigned hereby represents and warrants to Secure as follows:

1. Investment Representations.

(a) Investment Purpose. The undersigned is acquiring the shares of Secure common stock that the undersigned will receive from Secure pursuant to the Merger (the “Secure Shares”) for the undersigned’s own account, for investment only and not with a view toward the resale or distribution thereof.

(b) Residence of Shareholder. The undersigned is a resident of the U.S. state (or other jurisdiction) shown in the undersigned’s address below and will be the sole party in interest as to the Secure Shares.

(c) Exemption from Registration. The undersigned understands that he must bear the economic risk of this investment for an indefinite period of time because the Secure Shares are not registered under the Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any U.S. state. The undersigned has been advised that the issuance of the Secure Shares pursuant to the Merger is not being registered under the 1933 Act on the basis that such transaction is exempt from such registration requirements as a transaction by an issuer not involving any public offering in reliance on Regulation D, as promulgated by the U.S. Securities and Exchange Commission (“SEC”) pursuant to the 1933 Act, and that reliance by Secure on such exemption is predicated in part on the undersigned’s representations set forth herein. The undersigned acknowledges that Secure makes no representations of any kind concerning its intent or ability to offer or sell the Secure Shares in a public offering or otherwise in the U.S.

(d) Economic Risk. The undersigned represents and warrants that he, she or it is able to bear the economic risk of losing his, her or its entire investment in Secure, which is not disproportionate to the undersigned’s net worth, and that the undersigned has adequate means of providing for the undersigned’s current needs and personal contingencies without regard to the investment in Secure.

(e) No Outside Representations and Warranties. The undersigned represents and warrants that in connection with his, her or its acquisition of the Secure Shares no oral or written representations or warranties have been made to the undersigned other than those as may be contained in the Agreement, the Information Statement delivered herewith, or any documents filed by Secure with the SEC. The undersigned acknowledges that no person is authorized to give any information or to make any statement not contained n this Certificate, the Agreement, the Information Statement or the documents filed with the SEC, and that any information or statement not contained herein or therein must not be relied upon as having been authorized by Secure, any affiliates of Secure, or any professional advisors thereto.

(f) Informed Investment Decision. The undersigned represents and warrants that, to the extent the undersigned has deemed necessary, the undersigned has consulted with his, her or its attorney, financial advisors and others regarding all financial, securities and tax aspects of the proposed investment, and that said advisors have reviewed the Agreement, and all documents relating thereto on the undersigned’s behalf. The undersigned and his, her or its advisors have sufficient knowledge and experience in business and financial matters to evaluate Secure and the risks and merits of an investment in Secure, to make an informed investment decision with respect thereto, and to protect the undersigned’s interest in connection with the undersigned’s subscription without need for the additional information which would be required to be included in more complete registration statements effective under the 1933 Act. The undersigned acknowledges that neither Secure nor its affiliates nor any of their financial, securities, tax or legal advisors have provided him, her or it with any advice or recommendations with respect to the advantages, disadvantages or other aspects of the transactions contemplated by the Agreement.

(g) Access to Additional Information. The undersigned acknowledges that the undersigned and his, her or its advisors have had an opportunity to ask questions of and to receive answers from the officers of Secure and to obtain additional information in writing to the extent that Secure possesses such information or could acquire it without unreasonable effort or expense: (i) relative to Secure and the issuance of the Secure Shares in the Merger; and (ii) necessary to verify the accuracy of any information, documents, books and records furnished. All such materials and information requested by the undersigned and his, her or its advisors (including information requested to verify information previously furnished) have been made available and examined by the undersigned or his, her or its advisors.

(h) Legend. The undersigned agrees that stop-transfer instructions may be placed upon the transfer records of Secure and that each certificate representing the Secure Shares may be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND STATUTORY EXEMPTIONS UNDER APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER; AND IN THE CASE OF AN EXEMPTION ONLY IF THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF ANY SUCH SECURITIES.

2. Representations as to Status as an Accredited Investor.

Are you an “Accredited Investor”?

Yes                           No

An “Accredited Investor” is defined under Regulation D promulgated under the 1933 Act. The following investors are Accredited Investors (please initial each category applicable):

(            ) (A) a natural person whose individual net worth,1 or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(            ) (B) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(            ) (C) a bank as defined in Section 3(a)(2) of the 1933 Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended; an

[1]	As used herein, “net worth” means total assets (including principal residence) at fair market value less total liabilities (including mortgage).

insurance company as defined in Section 2(13) of the 1933 Act; an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) or a business development company as defined in Section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors;

(            ) (D) a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940, as amended;

(            ) (E) an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, limited liability company, Massachusetts or similar business trust, or a partnership, with total assets in excess of $5,000,000, and which was not formed for the specific purpose of acquiring the Secure Shares;

(            ) (F) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Secure Shares, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Secure Shares;

(            ) (G) an entity in which all of the equity owners are Accredited Investors; (If relying upon this Category alone, each equity owner must complete a separate copy of this Section.) or

(            ) (H) a director or executive officer of Secure.

3. Acknowledgement of Escrow Agreement and Indemnification Obligations. The undersigned has carefully reviewed the Agreement and the exhibits thereto, and understands and agrees that:

(a) Escrow Agreement. Pursuant to the Agreement and that certain escrow agreement contemplated thereby (the “Escrow Agreement”), a portion of the Secure Shares that would otherwise be issuable to the undersigned in the Merger will be deemed to have been received by the undersigned and deposited with the Escrow Agent (the “Escrow Fund”), without any act of the undersigned, and that the amounts deposited with the Escrow Agent shall be available to satisfy the indemnification obligations of the Company Shareholders pursuant to the Agreement.

(b) Indemnification Obligations. Pursuant to the Agreement, (i) Company Shareholders are obligated to indemnify Secure from certain “Damages” and (ii) the Escrow Fund is the exclusive remedy available to compensate the Parent Indemnified Parties for certain Damages with respect to which they are entitled to indemnification pursuant to the Agreement, provided that the Escrow Fund is not the exclusive remedy for all Damages. The undersigned hereby acknowledges such indemnification obligations and agrees to indemnify and hold harmless, severally (and not jointly) on a pro rata basis (determined in reference to its ownership of the capital stock of the Company), the Parent Indemnified Parties in respect of any Damages to the extent set forth in the Agreement.

4. Election of Stockholder Agent. The undersigned hereby consents to the election and appointment of CipherTrust Shareholders’ Representative LLC as the representative and attorney-in-fact for and on behalf of the Shareholders (the “Shareholder Representative”), and to the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by it under the Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement on behalf of the Company Shareholders , (ii) authorize delivery to Secure of the Escrow Fund in satisfaction of indemnification claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification claims, (iv) resolve any indemnification claims and (v) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of the Agreement and the Escrow Agreement. Accordingly, the Shareholder Representative has unlimited authority and power to act on behalf of each Shareholder with respect to the Agreement and the Escrow Agreement and the disposition, settlement or other handling of all indemnification claims, rights or obligations arising from and taken pursuant to the Agreement. The undersigned acknowledges that the Company Shareholders will be bound by all actions taken by the Shareholder Representative in connection with the Agreement, and Secure shall be entitled to rely on any action or decision of the Shareholder Representative. The undersigned further acknowledges that the Shareholder Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct in the performance of its duties under the Agreement.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of                     , 2006.

Print Name

Address:

Exhibit J

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of              2006, by and among Secure Computing Corporation, a Delaware corporation (“Parent”), CipherTrust, Inc., a Georgia corporation (the “Company”), and the undersigned shareholder of the Company (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

BACKGROUND

A. Parent, the Company and Peach Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as July 11, 2006 (the “Merger Agreement”), which provides for the merger of the Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall become a wholly-owned subsidiary of Parent.

B. Holder has been advised that Holder may be deemed to be an “affiliate” of Parent after the consummation of the Merger as the term “affiliate” is defined in Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), although nothing contained herein shall be construed as an admission by Holder that Holder will in fact be an “affiliate” of Parent after the consummation of the Merger.

C. As a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Holder has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Acknowledgments by Holder. Holder has carefully read this Agreement and the Merger Agreement and has had the opportunity to discuss the requirements of this Agreement with Holder’s professional advisors, who Holder believes are qualified to advise Holder with regard to such matters.

2. Lock-up.

(a) Holder agrees, during the 180 day period beginning on the Closing Date (the “Lock-Up Period”), not to offer, contract to sell or otherwise sell, dispose of, loan, pledge, grant any rights with respect to, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (each, a “Disposition”) of any shares of Parent Common Stock. Notwithstanding anything to the contrary herein, this Agreement shall not prohibit a transfer of any shares of Parent Common Stock by Holder, (i) if such shares of Parent Common Stock were acquired by the undersigned in the open market, (ii) to a family member or trust, (iii) as a bona fide gift or gifts, (iv) as a distribution to partners, members or stockholders of the undersigned, (v) pursuant to a sale of 100% of the outstanding shares of Parent Common Stock (including in connection with a tender offer for such shares or by way of merger of Parent with another Person), or (vi) to an affiliated Person under common control with Holder; provided, however, that such transfers shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Section 2(a).

(b) Holder understands that there will be placed on the certificates for the Parent Common Stock issued to Holder, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE HELD BY AN “AFFILIATE” OF SECURE COMPUTING CORPORATION AND MAY ONLY BE TRANSFERRED (1) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (2) IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JULY 11, 2006 BETWEEN THE REGISTERED HOLDER HEREOF, SECURE COMPUTING CORPORATION AND CIPHERTRUST, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF SECURE COMPUTING CORPORATION.”

It is understood and agreed that the legend contemplated in this Section 2(b) shall be removed by delivery of a substitute certificate without such legend if Holder shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel reasonably acceptable to Parent, to the effect that such legend is not required for purposes of the 1933 Act; provided, however, it is further understood and agreed that if the Lock-Up Period has expired and Holder is not then an “affiliate” of Parent, Holder may request in writing that this legend be removed, and Parent thereafter will reissue a substitute certificate without this legend, without requiring the delivery of such a letter or written opinion.

(c) Immediately following the Closing Date, Parent and Company shall mutually prepare, and Parent shall file, a Registration Statement on Form S-3 covering the resale of all of the shares of Parent Common Stock issued to Holder pursuant to the Merger Agreement, subject to certain exceptions set forth in the Merger Agreement.

3. Termination.

This Agreement shall terminate and shall be of no further force and effect in the event of the termination of the Merger Agreement at any time prior to the Closing Date.

4. Miscellaneous.

(a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(e) Entire Agreement. This Agreement sets forth the entire understanding of Holder, Parent and the Company relating to the subject matter hereof and supersedes all prior agreements and understandings among Holder, Parent and the Company relating to the subject matter hereof.

(f) Attorneys’ Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

(g) Further Assurances. Holder shall execute and/or cause to be delivered to Parent and the Company such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

(h) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the consummation of the Merger.

(i) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Attention:         John McNulty, President and Chief Executive Officer

Facsimile No.: (408) 979-6501

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention:         Kyle Guse

Facsimile No.: (650) 324-0368

If to the Company:

CipherTrust, Inc.

4800 North Point Parkway

Suite 400

Alpharetta, GA 30022

Attention:         Jay Chaudhry, Chief Executive Officer

Facsimile No.: (678) 969-9398

with a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention:         Bill Roche

Facsimile No.: (404) 572-5100

If to Holder:	To the address for notice set forth on the signature page hereof.

(j) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be duly executed on the day and year first above written.

SECURE COMPUTING CORPORATION	CIPHERTRUST, INC.

By:	By:

Name:	Name:

Title:	Title:

HOLDER

By:

Name:

Title:

Holder’s address for notices:

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Exhibit K

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of              2006, by and among Secure Computing Corporation, a Delaware corporation (“Parent”), CipherTrust, Inc., a Georgia corporation (the “Company”), and the undersigned shareholder of the Company (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

BACKGROUND

A. Parent, the Company and Peach Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as July 11, 2006 (the “Merger Agreement”), which provides for the merger of the Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall become a wholly-owned subsidiary of Parent.

B. As a condition and inducement to the willingness of Parent, Merger Sub and the Company to enter into the Merger Agreement, Holder has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Acknowledgments by Holder. Holder has carefully read this Agreement and the Merger Agreement and has had the opportunity to discuss the requirements of this Agreement with Holder’s professional advisors, who Holder believes are qualified to advise Holder with regard to such matters.

2. Lock-up.

(a) Holder agrees, during the 90 day period beginning on the Closing Date (the “Lock-Up Period”), not to offer, contract to sell or otherwise sell, dispose of, loan, pledge, grant any rights with respect to, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (each, a “Disposition”) of any shares of Parent Common Stock. Notwithstanding anything to the contrary herein, this Agreement shall not prohibit a transfer of any shares of Parent Common Stock by Holder, (i) if such shares of Parent Common Stock were acquired by the undersigned in the open market, (ii) to a family member or trust, (iii) as a bona fide gift or gifts, (iv) as a distribution to partners, members or stockholders of the undersigned, (v) pursuant to a sale of 100% of the outstanding shares of Parent Common Stock (including in connection with a tender offer for such shares or by way of merger of Parent with another Person), or (vi) to an affiliated Person under common control with Holder; provided, however, that such transfers shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Section 2(a).

(b) Holder understands that there will be placed on the certificates for the Parent Common Stock issued to Holder, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JULY 11, 2006 BETWEEN THE REGISTERED HOLDER HEREOF, SECURE COMPUTING CORPORATION AND CIPHERTRUST, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF SECURE COMPUTING CORPORATION.”

It is understood and agreed that the legend contemplated in this Section 2(b) shall be removed by delivery of a substitute certificate without such legend if Holder shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel reasonably acceptable to Parent, to the effect that such legend is not required for purposes of the 1933 Act; provided, however, it is further understood and agreed that if the Lock-Up Period has expired, Holder may request in writing that this legend be removed, and Parent thereafter will reissue a substitute certificate without this legend, without requiring the delivery of such a letter or written opinion.

(c) Immediately following the Closing Date, Parent and Company shall mutually prepare, and Parent shall file, a Registration Statement on Form S-3 covering the resale of all of the shares of Parent Common Stock issued to Holder pursuant to the Merger Agreement, subject to certain exceptions set forth in the Merger Agreement.

3. Termination.

This Agreement shall terminate and shall be of no further force and effect in the event of the termination of the Merger Agreement at any time prior to the Closing Date.

4. Miscellaneous.

(a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(e) Entire Agreement. This Agreement sets forth the entire understanding of Holder, Parent and the Company relating to the subject matter hereof and supersedes all prior agreements and understandings among Holder, Parent and the Company relating to the subject matter hereof.

(f) Attorneys’ Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

(g) Further Assurances. Holder shall execute and/or cause to be delivered to Parent and the Company such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

(h) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the consummation of the Merger.

(i) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Attention:         John McNulty, President and Chief Executive Officer

Facsimile No.: (408) 979-6501

with a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Attention:         Kyle Guse

Facsimile No.: (650) 324-0368

If to the Company:

CipherTrust, Inc.

4800 North Point Parkway

Suite 400

Alpharetta, GA 30022

Attention:         Jay Chaudhry, Chief Executive Officer

Facsimile No.: (678) 969-9398

with a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention:         Bill Roche

Facsimile No.: (404) 572-5100

If to Holder:	To the address for notice set forth on the signature page hereof.

(j) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Lock-Up Agreement to be duly executed on the day and year first above written.

SECURE COMPUTING CORPORATION	CIPHERTRUST, INC.

By:	By:

Name:	Name:

Title:	Title:

HOLDER

By:

Name:

Title:

Holder’s address for notices:

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Exhibit L

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

PROMISSORY NOTE

«PrincipalAmount»	«Date»
_________, [California]

For value received, Secure Computing Corporation, a Delaware corporation (the “Company”), promises to pay to «Purchaser» (the “Holder”), the principal sum of                                                       Dollars ($                    ). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to         % per annum,1 compounded annually. This Note is being issued pursuant to that certain Agreement and Plan of Merger dated July 11, 2006 (the “Merger Agreement”). This Note is subject to the following terms and conditions.

1. Maturity. Subject to the Subordination provisions set forth at Section 7 below, this Note will automatically mature and be due and payable on                      (the “Maturity Date”).2 Interest shall accrue on this Note during the term of the Note, but shall not be due and payable unless interest payments are allowed pursuant to the Senior Indebtedness (as defined below). If interest payments are allowed pursuant to the Senior Indebtedness, interest payments shall be made quarterly in arrears at the end of each of the Company’s fiscal quarter.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty, provided that (a) such prepayment is allowed pursuant to the terms of the Senior Indebtedness and (b) all of the Notes shall be prepaid on a pro rata basis.

3. Events of Default. The occurrence of any one or more of the following conditions or events will constitute an “Event of Default:”

(a) Failure to Pay. The Company fails to pay the principal and accrued interest due and payable (whether at stated maturity, by acceleration or otherwise) under this Note within ten (10) days following receipt of written notice from Holder.

[1]	To be the rate determined pursuant to Section 1.7(b)(viii) of the Merger Agreement.
[2]	To be the date determined pursuant to Section 1.7(b)(ix) of the Merger Agreement.

(b) Bankruptcy. (i) The Company commences proceedings seeking either its own bankruptcy or to be granted a suspension of payments or any other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect; (ii) any proceeding described in clause (i) of this Section 3(b) is commenced or applied to be commenced against the Company, which proceeding remains undismissed for a period of 60 days; (iii) a custodian, trustee, administrator or similar official is appointed under any applicable law described in clause (i) of this Section 3(b) with respect to the Company, or such custodian, trustee, administrator or similar official takes charge of all or any substantial part of the property of the Company; (iv) an adjudication is made that the Company is insolvent or bankrupt; (v) the Company makes a general assignment for the benefit of its creditors; (vi) an attachment is made or taken with respect to a substantial part of the assets of the Company, and such attachment is not removed or discharged within 90 days after such attachment is made or taken; or (vii) the Company takes any corporate or similar action for the purpose of effecting any of the actions, orders or events described in the foregoing clauses of this Section 3(b).

(c) Dissolution or Liquidation. Dissolution or liquidation of the business of the Company or suspension of the usual business of the Company for a period of 30 consecutive days.

(d) Other Payment Defaults. The Company defaults with respect to its payment obligations under any material indebtedness for borrowed money and the obligee thereunder notifies the Company in writing that such obligee has accelerated the maturity thereof or otherwise exercised any remedies as a result of such payment breach.

4 Remedies. Upon the occurrence of an Event of Default described in Sections 3(a), 3(c), or 3(d) above, Holder may declare all amounts payable by the Company to Holder under the terms of this Note immediately due and payable by the Company to Holder. Upon the occurrence of an Event of Default described in Section 3(b), all amounts payable by the Company to Holder under the terms of this Note will become automatically due and payable without presentment, protest or demand of any kind. In addition to the foregoing remedies, Holder will have all the rights, powers and remedies available under the terms of this Note, under applicable law or otherwise.

5. Costs of Collection. The Company agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees and expenses, arising in connection with any enforcement action by Holder in which Holder prevails on any of its rights under this Note whether by or through an attorney-at-law or in an action in bankruptcy, insolvency or other judicial proceedings.

6. Waiver of Notice, etc. The Company waives presentment for payment, demand, protest and notice of nonpayment or dishonor and of protest, and of the exercise of any option under this Note or under the documents evidencing, securing or relating to the indebtedness evidenced by this Note. TIME IS OF THE ESSENCE OF THIS NOTE.

7. Subordination. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (such term as used herein shall mean the “Obligations” as defined in each Credit Agreement to be entered into pursuant to the Financing Commitment Letter (as defined in the Merger Agreement); the “Obligations”) of the Company under the Credit Agreements (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to Company or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before the Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled shall be made to the holders of Senior Indebtedness;

(ii) no payment or distribution of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to this Note, except as expressly allowed pursuant to the terms of the Senior Indebtedness; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash and the termination of all commitments to extend credit thereunder, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Company or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Holder and the Company hereby agree that the subordination of this Note is for the benefit of the Secured Parties (such term used herein shall mean the “Secured Parties” as defined in each of the Credit Agreements to be entered into pursuant to the Financing Commitment Letter and the related Loan Documents as such term is defined therein; the “Secured Parties”) and the [Administrative Agent]3 and the [Second Lien Administrative Agent]4 may, on behalf of themselves and other Secured Parties proceed to enforce the subordination provisions herein.

8. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

9. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

10. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and at least a majority in interest of the Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, each Holder and each transferee of any Note.

COMPANY:

SECURE COMPUTING CORPORATION

[3]	To be as defined in First Credit Facility (as such term is defined in the Financing Commitment Letter).
[4]	To be as defined in Second Credit Facility (as such term is defined in the Financing Commitment Letter).

By:

Name:
(print)

Title:

Address: 4810 Harwood Road
San Jose, California 95124